Exhibit 2.1

Execution

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WADDINGTON GROUP, INC.,

JARDEN CORPORATION,

TWG MERGER SUB, INC.

AND

OLYMPUS GROWTH FUND V, L.P.

(solely in its capacity as the Stockholders’ Representative hereunder)

DATED JULY 11, 2015

i

ii

Annexes

Annex A	Company Subsidiary Schedule

Annex B	Equityholders

Annex C	Permitted Liens Schedule

Annex D	Target Working Capital Schedule

Annex E	Transaction Bonus Schedule

Annex F	Transaction Tax Benefits Schedule

Annex G	Working Capital Schedule

Exhibits

Exhibit 1	Form of Certificate of Merger

Exhibit 2	Form of Letter of Transmittal

Exhibit 3	Form of Option Cancelation Agreement

iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of July 11, 2015 by and among Jarden Corporation, a Delaware corporation (“Parent”), TWG Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Waddington Group, Inc., a Delaware corporation (the “Company”), and Olympus Growth Fund V, L.P., a Delaware limited partnership, solely in its capacity as the representative of the Equityholders (the “Stockholders’ Representative”). Each of Parent, Merger Sub, the Company and the Stockholders’ Representative are referred to herein as a “Party.”

RECITALS

Parent has formed Merger Sub solely for the purpose of merging it with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”). Parent desires to acquire the Company through the Merger.

The respective boards of directors (or equivalent governing bodies) of Parent, Merger Sub and the Company have, on the terms and subject to the conditions set forth in this Agreement, (i) determined that it is fair to, and in the best interest of, their respective companies and respective equityholders for Parent to acquire all of the issued and outstanding Shares of the Company through the Merger, upon which the Company shall be a wholly owned subsidiary of Parent and (ii) authorized and approved this Agreement, the Merger and the consummation of the transactions contemplated hereby and delivered to each other written copies thereof.

The board of directors of each of the Company and Merger Sub have recommended acceptance of the Merger and adoption of this Agreement by their respective stockholders, in accordance with DGCL and, substantially concurrently with the execution and delivery hereof, the stockholders of the Company holding a majority of the issued and outstanding Shares entitled to vote thereon have adopted this Agreement by written consent, which consent has been delivered to Parent (the “Stockholder Approval”).

AGREEMENT

Now, therefore, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements herein contained, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them below.

“Acquisition Date” means October 3, 2012.

“Action” means any action, complaint, petition, suit, charge, demand, audit, arbitration or other proceeding, whether civil, criminal or administrative, at law or in equity, in each case, before any Governmental Entity, arbitrator(s) or other tribunal.

“Adjustment Time” means 11:59 p.m. Eastern Time on the Closing Date.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person; where “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person; provided that in no event shall (i) the Company or any Company Subsidiary be considered an Affiliate of any portfolio company of any investment fund affiliated with or managed by Olympus Partners or (ii) any portfolio company of any investment fund affiliated with Olympus Partners be considered an Affiliate of the Company or any Company Subsidiary.

“Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity, including foreign Governmental Entities, having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; the Competition Act; and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Award Agreement” means, in respect of each Option, the agreement pursuant to which such Option was granted under the Option Plan.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Cash” means cash and cash equivalents of the Company and the Company Subsidiaries as of immediately prior to the Effective Time, determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, Cash shall (i) include (x) deposits in transit, and (y) any net settlement amount in favor of the Company or any Company Subsidiary that is a party to any interest rate or other hedging agreement assuming for such purposes that such interest rate or other hedging agreement is terminated at Closing, and (ii) be net of outstanding checks and any restricted cash in accordance with GAAP.

“Closing Merger Consideration” means an aggregate amount equal to (i) the Initial Purchase Price, (ii) minus the Expense Holdback Amount, (iii) minus the Purchase Price Adjustment Holdback Amount.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

“Company Subsidiary” means any entity set forth on Annex A.

“Competition Act” means the Competition Act (Canada), as amended, and the regulations promulgated thereunder.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Enterprise Value” means $1,350,000,000.

“Environmental Law” means all applicable federal, state, provincial, local and foreign laws concerning pollution or protection of the environment as enacted prior to and in effect as of the date hereof, including all such laws relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes.

“Equityholders” means, collectively, the Stockholders and the Option Holders.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exercise Price” means the exercise price of the Shares that comprise the vested portion of an Option, as set forth in the Award Agreement pursuant to which such Option was granted and recorded on the books and records of the Company, as reflected opposite each Option set forth on Annex B.

“Expense Holdback Amount” means an amount equal to $3,500,000 to be held by the Stockholders’ Representative to satisfy any expenses incurred by the Stockholders’ Representative in connection with the transactions contemplated hereby, including the settlement of any purchase price adjustment in accordance with Section 2.5, or in otherwise fulfilling its obligations hereunder.

“Final Purchase Price” means an aggregate amount equal to (i) the Enterprise Value, (ii) plus the Final Cash, (iii)(x) plus the amount, if any, that Final Working Capital is greater than Target Working Capital or (y) minus the amount, if any, that Final Working Capital is less than Target Working Capital, (iv) minus the Final Indebtedness, (v) minus the Final Transaction Expenses, (vi) plus the aggregate Exercise Price of the aggregate number of Shares that comprise the vested portion of all Options outstanding as of immediately prior to the Effective Time, (vii) plus the Final Transaction Tax Benefits.

“Foreign Corrupt Practices Act” means the Foreign Corrupt Practices Act of 1977, Pub. L. No. 95-213, 91 Stat. 1494 (codified as amended at 15 U.S.C. §§ 78m, 78dd-1 to -3, 78ff (1999)).

“GAAP” means generally accepted accounting principles of the United States of America consistently applied.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Hazardous Materials” means any hazardous, dangerous or toxic chemical, material, substance or waste, any contaminant, or any material defined, regulated or prohibited under any Environmental Law, including crude oil or any other petroleum product, any volatile organic compound, asbestos, and polychlorinated biphyenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company and the Company Subsidiaries, without duplication: (i) all indebtedness of the Company and the Company Subsidiaries for borrowed money (and any prepayment, breakage or similar charges payable under the Company’s senior credit agreement to the extent incurred in connection with the discharge of such indebtedness at Closing); (ii) all indebtedness of the Company or any Company Subsidiary evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iii) all indebtedness for borrowed money of any Person for which the Company or any Company Subsidiary has guaranteed payment; (iv) any net settlement amount in favor of any third-party to any interest rate hedging agreement of the Company or any Company Subsidiary to the extent such hedging agreement is terminated at Closing; (v) all lease obligations of the Company and the Company Subsidiaries required to be capitalized in accordance with GAAP using the same methods, policies, principles, practices and procedures, with consistent classifications, judgments and methodology, as were used in preparation of the 2015 Balance Sheet; (vi) all outstanding earn-out, royalty or deferred purchase price obligations with respect to business acquisitions prior to the Closing (notwithstanding any amount currently accrued for earn-outs or deferred purchase price for acquisitions, the amount set forth in this clause (vi) shall be equal to the maximum amount payable under respective earn-out agreements or deferred purchase price, whether accrued or not); (vii) all indebtedness for the deferred purchase price of property or services with respect to which the Company or any Company Subsidiary is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business); (viii) any liabilities or obligations secured by a lien (other than Permitted Liens) on the Company’s or any Company Subsidiary’s assets; (ix) any amounts payable as of the Closing by the Company and the Company Subsidiaries in respect of the unfunded portion of the non-qualified deferred compensation plans; (x) any obligations for underfunded employee pension benefit plans; (xi) any unsatisfied liabilities of the Company or any Company Subsidiary as of the Closing for “withdrawal liability” to a “multiemployer plan,” as such terms are defined under ERISA; (xii) all indebtedness or obligations under letters of credit (to the extent drawn); (xiii) unpaid severance related to employees terminated prior to the Closing; (xiv) any dividends payable; (xv) any interest payable on the amounts set forth in clauses (i) through (xiv); but excluding, in the case of each of clauses (i) through (xiv) above, all intercompany indebtedness among the Company and/or the Company Subsidiaries.

“Indebtedness for Borrowed Money” means, in aggregate, the Indebtedness of the Company and the Company Subsidiaries set forth on Schedule 2.3(a), which shall be paid in full by Parent on behalf of the Company and the Company Subsidiaries at the Closing.

“Information Systems” means the computer software, computer firmware, computer hardware (whether general purpose or special purpose), electronic data processing, information, record keeping, communications, telecommunications, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and other similar or related items of automated, computerized and/or software systems that are used or relied on by the Company and the Company Subsidiaries.

“Initial Purchase Price” means an aggregate amount equal to (i) Enterprise Value, (ii) plus the Estimated Cash, (iii)(x) plus the amount if any, that Estimated Working Capital is greater than Target Working Capital or (y) minus the amount, if any, that Estimated Working Capital is less than Target Working Capital, (iv) minus the Estimated Indebtedness, (v) minus the Estimated Transaction Expenses, (vi) plus the aggregate Exercise Price of the aggregate number of Shares that comprise the vested portion of all Options outstanding as of immediately prior to the Effective Time.

“ITA” means the Income Tax Act, R.S.C. 1985, c.1 (5th Supplement), as amended.

“Knowledge” (i) as used in the phrases “to the Knowledge of Company” or phrases of similar import means the actual conscious knowledge of Michael G. Evans, John Wurzburger and/or Michael J. Christopher, and (ii) as used in the phrases “to the Knowledge of Parent or Merger Sub” or phrases of similar import means the actual conscious knowledge of Martin Franklin and/or Ian Ashken.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real or immovable property held by the Company or any Company Subsidiary.

“Material Adverse Effect” means any change, effect, event, occurrence circumstance, development or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided however, that none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Company or any Company Subsidiary operates, if and to the extent not affecting the Company or the Company Subsidiaries in a disproportionate manner relative to their competitors; (ii) the announcement or pendency of the transactions contemplated by this Agreement including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees; (iii) changes in law or GAAP or the interpretation thereof; (iv) any failure by the Company and the Company Subsidiaries to meet financial forecasts or estimates (in and of itself and not with regard to the events underlying such failure); (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking or securities markets, if and to the extent not affecting the Company or the Company Subsidiaries in a disproportionate manner relative to their competitors; (vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god or any other force majeure event; (viii) any national or international political or social conditions, including those in any jurisdiction in which the Company or any Company Subsidiary conducts business; (ix) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel to the extent not adversely affecting the Company and the Company Subsidiaries in a manner disproportionate to other companies within the same industry as the Company and the Company Subsidiaries; (x) the taking of any action, or failing to take any action, at the request of Parent, to the extent such action or omission was not otherwise required pursuant to the terms of this Agreement, or the taking of any action by Parent to the extent not required by the terms of this Agreement; or (xi) any change in the cost or availability or other terms of any financing to be obtained by Parent.

“Merger Consideration” means an aggregate amount equal to (i) Closing Merger Consideration, (ii) plus any Excess Amount, Expense Holdback Amount and Purchase Price Adjustment Holdback Amount that is ultimately paid to the Stockholders pursuant to Section 2.5(d) or Section 2.5(e), or (iii) minus any Shortfall Amount.

“Operating Company” means Waddington North America, Inc., a Massachusetts corporation.

“Option” means each outstanding option to acquire Shares pursuant to an Award Agreement under the Option Plan as set forth on Annex B, as the same may be updated prior to the Closing to reflect any expiration or cancelation of any Options at or prior to the Effective Time and/or any issuance of any Options prior to the Effective Time, in each case, pursuant to the terms of the Option Plan.

“Option Holder” means a holder of outstanding Options as set forth on Annex B, as the same may be updated prior to the Closing to reflect any expiration or cancelation of any Options at or prior to the Effective Time and/or any issuance of any Options prior to the Effective Time, in each case, pursuant to the terms of the Option Plan.

“Option Plan” means the Company’s 2012 Stock Option Plan, as amended.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements, servitudes and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.

“Permitted Liens” means (i) liens or hypothecs securing obligations under capital leases, (ii) easements, servitudes, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to the property which do not, and would not be reasonably expected to, materially impair, individually or in the aggregate the use or occupancy of the property or the operation of the Company’s or

Company Subsidiary’s business thereon, (iii) any exceptions or other matters expressly disclosed in policies of title insurance with respect to the property which do not materially impair the use or occupancy of the property or the operation of the Company’s or Company Subsidiary’s business thereon, (iv) Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith and for which there is an adequate reserve determined in accordance with GAAP and, in each case, in an amount that would not be material, (v) statutory liens or hypothecs in favor of suppliers of goods arising or incurred in the ordinary course of business for which payment is not yet due or delinquent, (vi) mechanics’, materialmen’s, workmen’s, repairmen’s, landlord’s, warehousemen’s, carrier’s and other similar liens or hypothecs arising or incurred in the ordinary course of business which are not yet due and payable or which are being contested in good faith, none of which are material, (vii) liens or hypothecs in respect of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security for which there is an adequate reserve determined in accordance with GAAP and, in each case, in an amount that would not be material, (viii) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity which are not violated in any material respects by the use or occupancy of such property or the operation of business therein which do not materially impair the use or occupancy of the property or the operation of the Company’s or Company Subsidiary’s business thereon, (ix) in the case of Leased Real Property, any liens or hypothecs to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, (x) licenses of Proprietary Rights in the ordinary course of business and (xi) those liens or hypothecs set forth on the Permitted Liens Schedule attached hereto as Annex C.

“Per Share Merger Consideration” means the Merger Consideration divided by the sum of (i) the aggregate number of Shares, plus (ii) the aggregate number of Shares that comprise the vested portion of all Options, in each case outstanding as of immediately prior to the Effective Time; provided that, for purposes of the payments made at the Closing pursuant to Section 2.3(c) and (d), the Per Share Merger Consideration shall be determined based on the Closing Merger Consideration rather than the Merger Consideration.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date. In the case of any taxable period that includes (but does not end on) the Closing Date, the amount of any Taxes based on or measured by income, receipts or payroll of the Company and the Company Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company and the Company Subsidiaries for such taxable period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such taxable period.

“Proprietary Rights” means all of the following, in any jurisdiction throughout the world: (i) patents, patent applications, including provisional patent applications, patent disclosures, invention disclosures and inventions, in each case regardless of whether patentable, and any reissue, continuation, continuation-in-part, divisional, extension or reexamination thereof; (ii) Trademarks; (iii) works of authorship, copyrights and copyrightable works; (iv) registrations, applications for registration, and renewals of any of the foregoing; (v) trade secrets recognized under applicable law as “trade secrets”; and (vi) industrial property rights and assets, including industrial designs and industrial design registrations.

“Purchase Price Adjustment Holdback Amount” means an aggregate amount equal to $14,000,000 to be held by the Stockholders’ Representative solely to satisfy any amounts payable by the Equityholders pursuant to Section 2.5(e).

“Representatives” of any Person means such Person’s directors, managers, officers, employees, agents, attorneys, consultants, professional advisors or other representatives.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means the Company’s Common Stock, $0.001 par value per share.

“Solvent” means, with respect to any Person, that (i) the property and assets of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (ii) the present fair saleable value of the property and of such Person exceeds the amount that will be required to pay such Person’s probable liabilities on its existing debts as they become absolute and matured; (iii) such Person shall not have an unreasonably small amount of capital to carry on its business; and (iv) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Stockholders” means, collectively, the holders of the Shares, as set forth on Annex B.

“Subsidiary”, with respect to any Person, means (i) any corporation more than fifty percent (50%) of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (ii) any limited liability company, partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) equity interest.

“Target Working Capital” means $139,871,000, as set forth on Annex D.

“Tax” or “Taxes” means any federal, state, provincial, local, foreign or other income, branch, capital gains, ad valorem, capital, net worth, production, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security premiums (or similar), employer health, unemployment, disability, real property, personal property, escheat or abandoned property, sales, use, transfer, registration, value added, alternative or add-on minimum, government pension plan premiums and contributions, employment/unemployment insurance or compensation premiums and contributions, workers’ compensation premiums, goods and services tax/harmonized sales tax, estimated, or other tax of any kind whatsoever and any instalment in respect thereof, including penalties and interest and any interest in respect of such additions due and owing to any Governmental Entity in respect of the foregoing, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any written return, declaration, election, report, estimate, claim for refund, information return or statement, including any schedule or attachment thereto and including any amendment thereof, filed or required to be filed in respect of any Taxes.

“Trademarks” means, collectively, trademarks, service marks, trade names and trade dress, whether or not registered, as well as logos, slogans, Internet domain names and other indicia of origin, including all goodwill associated with any of the foregoing.

“Transaction Bonuses” means any bonuses (including change in control bonuses), severance or other payments that become payable by the Company or any Company Subsidiary to a present or former director, officer, employee or consultant thereof (other than payments in respect of shares or Options pursuant to Article II) in connection with the transactions contemplated hereby and as set for on Annex E.

“Transaction Expenses” means (i) all fees and expenses (including fees and expenses of legal counsel (including K&E), investment bankers (including Barclays Capital Inc. and Goldman Sachs & Co. and other third party advisors) incurred by the Company and the Company Subsidiaries at or prior to the Closing in connection with the negotiation of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (ii) all Transaction Bonuses, (iii) the employer-paid portion of any employment and payroll Taxes that become payable in connection with the payment of the Transaction Bonuses or the portion of the Closing Merger Consideration to which the Option Holders are entitled pursuant to Section 2.1(b)(vi), (iv) any fees or expenses associated with obtaining the release and termination of liens (other than Permitted Liens), in each case, which have not been paid by the Company or any Company Subsidiary prior to the Closing, (v) any amounts due to the Stockholders’ Representative or its Affiliates in respect of any management fees, the termination of any management agreement or any deal success fees or reimbursable expenses, (vi) fifty percent (50%) of all transfer taxes pursuant to Section 5.7(b)

and (vii) fifty percent (50%) of the premium, taxes, commissions, costs, fees and other expenses for the Rep & Warranty Policy (up to $2,000,000), other than, for the avoidance of doubt, any portion of the deductible or retention for the Rep & Warranty Policy; provided that in no event shall Transaction Expenses include any fees, costs or expenses (A) initiated or otherwise incurred at the request of Parent or any of its Affiliates or Representatives or (B) related to any financing activities in connection with the transactions contemplated hereby.

“Transaction Tax Benefits” means the total amount calculated solely based on the principles and methodologies set forth in Annex F.

“U.K. Bribery Act” means the Bribery Act 2010, promulgated by the government of the United Kingdom on April 8, 2010, and rendered effective on July 1, 2011.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar or related law.

“Working Capital” means (i) the consolidated current assets (excluding Cash) of the Company and the Company Subsidiaries set forth on the Working Capital Schedule attached hereto as Annex G, minus (ii) the consolidated current liabilities (excluding Indebtedness and Transaction Expenses) of the Company and the Company Subsidiaries set forth on the Working Capital Schedule attached hereto as Annex G, minus (iii) for purposes of Estimated Working Capital and Final Working Capital calculations but not for purposes of the Target Working Capital calculation, without duplication, all unpaid income Taxes for the Pre-Closing Tax Period, in each case, determined as of the Adjustment Time and on a consolidated basis in accordance with GAAP using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the 2015 Balance Sheet, and not including any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby or prior transactions. The Working Capital Schedule attached hereto as Annex G sets forth the balance sheet accounts in respect of current assets and current liabilities that shall be the exclusive accounts used for purposes of determining Estimated Working Capital and Final Working Capital. In no event shall any amounts included in the determination of Transaction Tax Benefits be included in the calculation of unpaid income Taxes in the Estimated Working Capital and Final Working Capital calculations.

Section 1.2 Additional Defined Terms. Each term below has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Section
2015 Balance Sheet	§3.5(a)
Agreement	Preamble
Ancillary Agreements	§3.2(a)
Balance Sheet Date	§3.5(a)
Certificate of Merger	§2.1(a)
Closing Date	§2.8(a)
Closing Item	§2.5(a)
Closing Statement	§2.5(a)

Defined Term	Section
Closing	§2.8(a)
Company Employees	§5.4
Company Proprietary Rights	§3.13(a)
Company	Preamble
Confidentiality Agreement	§5.2
Contracting Parties	§8.4(a)
D&O Provisions	§5.5(a)
DC Plan	§5.12
Dispute Notice	§2.5(c)
Dissenting Shares	§2.7
Effective Time	§2.1(a)
Employee Benefit Plan	§3.10(a)
End Date	§7.1(b)(ii)
Estimated Cash	§2.2
Estimated Closing Statement	§2.2
Estimated Indebtedness	§2.2
Estimated Transaction Expenses	§2.2
Estimated Working Capital	§2.2
Excess Amount	§2.5(d)
Exchange	§2.1(c)
Final Cash	§2.5(a)
Final Indebtedness	§2.5(a)
Final Transaction Expenses	§2.5(a)
Final Transaction Tax Benefits	§2.5(a)
Final Working Capital	§2.5(a)
Financial Statements	§3.5(a)
Funds Flow	§2.3(e)
Indemnified Persons	§5.5(a)
IRS	§3.10(a)
K&E	§8.16
Leases	§3.17(b)
Letter of Transmittal	§2.1(b)(v)
Material Contract	§3.15(b)
Material Contracts	§2.9(b)(ii)
Merger Sub	Preamble
Merger	Recitals
Multi-Employer Plan	§3.10(b)
New Plans	§5.4
Nonparty Affiliates	§8.4(a)
Non U.S. Employee Benefit Plan	§3.10(b)
Non-Voting Shares	§2.1(c)
Option Cancellation Agent	§2.1(b)(vi)
Parent	Preamble
Party	Preamble
Post-Closing Representation	§8.16

Defined Term	Section
Preferred Shares	§3.3
Privileged Communications	§8.16
Proposed Acquisition Transaction	§5.1(c)
Real Property	§3.17(c)
Receiving Party	§5.3(a)
Releasee	§8.4(b)
Releasor	§8.4(b)
Remaining Holdback Amount	§2.5(e)
Rep & Warranty Policy	§5.11
Resolution Period	§2.5(c)
Review Period	§2.5(c)
Shortfall Amount	§2.5(e)
Stockholder Approval	Recitals
Stockholders’ Representative	Preamble
Supplying Party	§5.3(a)
Surviving Corporation	§2.1(a)
Termination Fee	§7.3(b)
Transaction Tax Benefits Statement	§2.5(a)
Transfer Taxes	§5.7(b)
Valuation Firm	§2.5(c)
Waiving Parties	§8.16

ARTICLE II

MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) The Merger will be consummated by the filing of a certificate of merger in substantially the form attached hereto as Exhibit 1 with the Secretary of State of the State of Delaware (the “Certificate of Merger”) in accordance with DGCL. Upon such filing, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation under the laws of the State of Delaware (the “Surviving Corporation”). The Merger shall be effective at such time as the Certificate of Merger is duly filed with and accepted for record by the Secretary of State for the State of Delaware or such later time as the parties may specify in the Certificate of Merger (the “Effective Time”).

(b) At the Effective Time, by virtue of the Merger and without any further action by any other Person:

(i) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation;

(ii) (A) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation as of the Effective Time, except that all references to Merger Sub in the certificate of incorporation shall be changed to refer to “Waddington Group, Inc.”; and (B) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation as of the Effective Time, except that all references to Merger Sub in the bylaws shall be changed to refer to “Waddington Group, Inc.”;

(iii) (A) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (B) the officers of the Company at the Effective Time will be the officers of the Surviving Corporation, in each case until successors are duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL;

(iv) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation;

(v) each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and any Dissenting Shares) and all rights in respect thereof shall forthwith cease to exist and be converted into and represent the right to receive, upon delivery of a duly-executed and completed letter of transmittal in the form attached hereto as Exhibit 2 (“Letter of Transmittal”), the Per Share Merger Consideration;

(vi) each Option issued and outstanding immediately prior to the Effective Time shall be terminated and cease to exist and each Option Holder shall, upon delivery of a duly-executed option cancelation agreement in the form attached hereto as Exhibit 3 (“Option Cancelation Agreement”), be entitled to receive in respect of the vested portion of the Option held by such Option Holder, an aggregate amount in cash equal to (A) the portion of the Merger Consideration such Option Holder would have been entitled to receive had such Option Holder exercised the vested portion of the Option held by such Option Holder and held Shares as of the Effective Time minus (B) the aggregate Exercise Price of the aggregate number of Shares comprising the vested portion of such Option (an example of the calculation of the portion of the Merger Consideration an Option Holder shall be entitled to receive is set forth on Schedule 2.1(b)(vi)); and

(vii) the Option Plan shall be terminated and cease to exist pursuant to such actions by the Company’s board of directors, prior to the Effective Time, as necessary and appropriate to effectuate such termination.

(c) Prior to the Closing, the Company shall be permitted to amend its certificate of incorporation to create a new class of non-voting common stock (“Non-Voting Shares”), with each Non-Voting Share being entitled to the same economic rights as each Share, and effect an exchange of outstanding Shares held by employees of the Company and the Company Subsidiaries for Non-Voting Shares (the “Exchange”). If the Exchange occurs, each Non-Voting Share shall be entitled to the same Per Share Merger Consideration as each Share, and each reference in this Agreement to “Share” or “Shares” shall be deemed to include Non-Voting Shares, unless the context otherwise requires. Prior to the Effective Time, the Parties agree to cooperate in good faith to amend this Agreement as the Company or Parent may deem necessary or advisable to ensure that each Non-Voting Share is entitled to the same rights and subject to the same obligations under this Agreement as each Share.

Section 2.2 Delivery of Closing Statement. At least three Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of: (a) Cash (the “Estimated Cash”), (b) Working Capital (the “Estimated Working Capital”), (c) the aggregate amount of Indebtedness of the Company and the Company Subsidiaries as of the Closing (the “Estimated Indebtedness”), and (d) the aggregate amount of Transaction Expenses (the “Estimated Transaction Expenses”). With respect to the items set forth on the Estimated Closing Statement, the exchange rate of any currency other than U.S. Dollars shall be determined based on the published Wall Street Journal rate on the date the Estimated Closing Statement is delivered to Parent.

Section 2.3 Delivery of Funds; Payment of Indebtedness for Borrowed Money and Transaction Expenses. At the Closing, Parent shall pay, or cause to be paid, by contribution, loan or otherwise, by wire transfer of immediately available funds:

(a) to the lenders set forth on the payoff letters delivered to Parent prior to the Closing by the Company, the Indebtedness for Borrowed Money;

(b) to the payees set forth in the Estimated Closing Statement, all Transaction Expenses that do not constitute compensatory payments to employees under the Transaction Bonuses;

(c) to each Stockholder, the aggregate Per Share Merger Consideration to which such Stockholder is entitled on account of his, her or its Shares, as directed by the Stockholders’ Representative in writing prior to the Closing, upon delivery by each such Stockholder of a duly-executed and completed Letter of Transmittal;

(d) to the Operating Company:

(i) the aggregate portion of the Closing Merger Consideration to which the Option Holders are entitled pursuant to Section 2.1(b)(vi) (which amount shall, for purposes of clarity, be net of the aggregate Exercise Price of the aggregate number of Shares that comprise the vested portion of all Options outstanding as of immediately prior to the Effective Time), as directed in writing by the Stockholders’ Representative prior to the Closing, to be further paid to the Option Holders by the Operating Company through its payroll system, net of the applicable withholding amount pursuant to Section 2.4, upon delivery by each such Option Holder of a duly-executed Option Cancelation Agreement; and

(ii) the aggregate amount of Transaction Expenses that constitute compensatory payments to employees under the Transaction Bonuses, to be further paid to the applicable employees by the Operating Company through its payroll system, net of the applicable withholding amount pursuant to Section 2.4; and

(e) to the Stockholders’ Representative, an aggregate amount equal to the sum of the Purchase Price Holdback Amount and the Expense Holdback Amount.

The payments to be made by Parent pursuant to this Section 2.3 shall be made to the accounts designated in writing by the applicable payees, as memorialized in the funds flow memorandum mutually agreed to by the Parties prior to the Closing Date (the “Funds Flow”).

Section 2.4 Withholding. Notwithstanding any provision hereof to the contrary, Parent, the Surviving Corporation and/or one or more of its Subsidiaries shall be entitled to deduct and withhold any Tax from any amounts payable under this Agreement, including amounts treated as compensation for Tax purposes, it is required to deduct and withhold pursuant to any provision of law; provided, that any Person withholding any amount pursuant to this Section 2.4 (other than with respect to amounts treated as compensation for Tax purposes) shall use its commercially reasonable efforts to provide written notification prior to the Closing Date to the Stockholders’ Representative of any amounts that such person intends to withhold pursuant to this Section 2.4 excluding any withholding attributable to the failure of the Company to deliver a Closing deliverable pursuant to Section 2.8(d), with the Stockholders’ Representative having review and comment rights with respect to such written notification; provided, further, that the parties shall endeavor in good faith to minimize the amount of any such withholding Taxes. To the extent that amounts are so withheld by Parent, the Surviving Corporation or any of its Subsidiaries under any provision of this Agreement, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or by one or more of its Subsidiaries.

Section 2.5 Determination of Purchase Price Adjustment.

(a) Within 90 calendar days after the Closing Date, Parent shall deliver to the Stockholders’ Representative a statement (the “Closing Statement”) setting forth in reasonable detail Parent’s good faith calculation of the following items (each a “Closing Item”): (i) Cash (as finally determined pursuant to this Section 2.5, “Final Cash”), (ii) Working Capital (as finally determined pursuant to this Section 2.5, the “Final Working Capital”); (iii) the aggregate amount of Indebtedness of the Company and the Company Subsidiaries as of the Closing (as finally determined pursuant to this Section 2.5, the “Final Indebtedness”); (iv) the aggregate amount of Transaction Expenses (as finally determined pursuant to this Section 2.5, the “Final Transaction Expenses”). With respect to any Closing Item (and each line item thereof), the exchange rate of any currency other than U.S. Dollars shall be determined based on the published Wall Street Journal rate on the Closing Date. Within 90 calendar days after the Closing Date, the Stockholders’ Representative shall deliver to Parent a statement (the “Transaction Tax Benefits Statement”) setting forth in reasonable detail the Stockholders’ Representative’s good faith calculation of the aggregate amount of Transaction Tax Benefits (as finally determined pursuant to this Section 2.5, the “Final Transaction Tax Benefits”).

(b) From and after the Stockholders’ Representative’s receipt of the Closing Statement and Parent’s receipt of the Transaction Tax Benefits Statement until such items are finally determined pursuant to this Section 2.5, each Party shall be permitted reasonable access, during normal business hours and upon reasonable prior notice, to the other Party’s auditors, accountants, personnel, books and records and any other documents or information reasonably requested (including the information, data and work papers used to prepare and calculate the Closing Items and Transaction Tax Benefits).

(c) The Stockholders’ Representative and Parent shall have 60 calendar days after its receipt of the Closing Statement or Transaction Tax Benefits Statement, respectively, (the “Review Period”) within which to review the calculation of the Closing Items and the Transaction Tax Benefits. If the Stockholders’ Representative or Parent disputes any of the Closing Items or the Transaction Tax Benefits, as applicable, the Stockholders’ Representative shall notify Parent in writing of its objection to such Closing Item(s) within the Review Period and Parent shall notify the Stockholders’ Representative in writing of its objection to the Transaction Tax Benefits within the Review Period, together with a description of the basis for and dollar amount of such disputed items (to the extent reasonably possible) (a “Dispute Notice”). The Closing Items, as set forth in the Closing Statement, and the Transaction Tax Benefits, as set forth on the Transaction Tax Benefits Schedule, shall become final, conclusive and binding on the Parties unless the Stockholders’ Representative or Parent delivers a Dispute Notice within the Review Period. If the Stockholders’ Representative or Parent timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by the Stockholders’ Representative in the Dispute Notice (or by Parent as a result of the items disputed by the Stockholders’ Representative in any such Dispute Notice) or any amounts on the Transaction Tax Benefits Schedule not objected to by Parent in the Dispute Notice shall be final, conclusive and binding on the Parties, and Parent and the Stockholders’ Representative shall, within 30 calendar days following receipt of a Dispute Notice (the “Resolution Period”), use commercially reasonable efforts to attempt to resolve in writing their differences with respect to the matters set forth in the Dispute Notice and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Parent and the Stockholders’ Representative shall submit all items remaining in dispute to a nationally or regionally recognized accounting firm mutually acceptable to Parent and the Stockholders’ Representative (the “Valuation Firm”) for resolution by delivering within 10 calendar days after the expiration of the Resolution Period to the Valuation Firm their written position with respect to such items remaining in dispute. The Valuation Firm shall determine, based solely on the submissions by the Stockholders’ Representative and Parent, and not by independent review, only those issues set forth in the Dispute Notice that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by Parent and the Stockholders’ Representative in their respective submissions. The Parties shall request that the Valuation Firm make a decision with respect to all disputed items within 30 calendar days after the submissions of the Parties, and in any event as promptly as practicable. The final determination with respect to all dispute items shall be set forth in a written statement by the Valuation Firm delivered to Parent and the Stockholders’ Representative and shall be final, conclusive and binding on Parent and the Equityholders. Parent and the

Stockholders’ Representative shall promptly execute any reasonable engagement letter requested by the Valuation Firm and shall each cooperate fully with the Valuation Firm, including by providing the information, data and work papers used by each Party to prepare and/or calculate the Closing Items or the Transaction Tax Benefits, making its personnel and accountants available to explain any such information, data or work papers, so as to enable the Valuation Firm to make such determination as quickly and as accurately as practicable. The fees and expenses of the Valuation Firm pursuant to this Section 2.5(c) shall be allocated between Parent, on the one hand, and the Stockholders’ Representative (on behalf of the Equityholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to Parent, on the one hand, and the Stockholders’ Representative (on behalf of the Equityholders), on the other hand, bears to the amount actually contested by such Person, as determined by the Valuation Firm, it being understood that the Stockholders’ Representative shall be entitled to pay all such fees out of the Expense Holdback Amount. For example, if the Stockholders’ Representative claims that the Final Purchase Price is one thousand dollars ($1,000) greater than the amount determined by Parent, and Parent contests only five hundred dollars ($500) of the amount claimed by the Stockholders’ Representative, and if the Valuation Firm ultimately resolves the dispute by awarding the Stockholders’ Representative (on behalf of the Equityholders) three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Valuation Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Parent and forty percent (40%) (i.e., 200 ÷ 500) to the Stockholders’ Representative (on behalf of the Equityholders).

(d) If the Final Purchase Price is greater than the Initial Purchase Price (such excess amount, the “Excess Amount”), then, within three Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.5, Parent shall pay (without interest) to (i) the Stockholders, by wire transfers of immediately available funds to the Stockholders’ respective accounts set forth in the Funds Flow, the aggregate portion of the Excess Amount to which the Stockholders are entitled pursuant to Section 2.1(b)(v) and Section 2.5(g) and (ii) the Operating Company, by wire transfer of immediately available funds, the aggregate portion of the Excess Amount to which the Option Holders are entitled pursuant to Section 2.1(b)(vi) and Section 2.5(g). Upon such payment of the Excess Amount by Parent, the Stockholders’ Representative shall pay to the Stockholders and the Operating Company (for further payment to the Option Holders pursuant to Section 2.5(g)) an aggregate amount equal to the Purchase Price Holdback Amount.

(e) If the Final Purchase Price is less than the Initial Purchase Price (such shortfall amount, the “Shortfall Amount”), the Stockholders’ Representative shall, within three Business Days following the determination of the Closing Items pursuant to this Section 2.5, pay (without interest) to Parent, by wire transfer of immediately available funds to the account of Parent, an amount equal to the Shortfall Amount; provided that, if the Shortfall Amount exceeds the Purchase Price Adjustment Holdback Amount, the Equityholders shall, within three Business Days following the determination of the Closing Items pursuant to this Section 2.5, pay (without interest) to Parent, by wire transfers of immediately available funds to the account of Parent, an amount equal to each such Equityholders’ pro rata portion of the difference between the Shortfall Amount and the Purchase Price Adjustment Holdback Amount (it being understood that the Stockholders’ Representative may, at its election, pay any such amount on behalf of the Equityholders from the Expense Holdback Amount). If the Shortfall Amount is less than the

Purchase Price Adjustment Holdback Amount (such difference, the “Remaining Holdback Amount”), then the Stockholders’ Representative shall pay (without interest) to the Stockholders and the Operating Company (for further payment to the Option Holders pursuant to Section 2.5(g)) an aggregate amount equal to the Remaining Holdback Amount.

(f) Unless the Stockholders’ Representative determines otherwise, on the first anniversary of the Closing Date, the Stockholders’ Representative shall pay to the Stockholders and the Operating Company (for further payment to the Option Holders pursuant to Section 2.5(g)) an aggregate amount equal to the remaining Expense Holdback Amount.

(g) All amounts paid to the Stockholders pursuant to this Section 2.5 shall be paid as if such amounts had been included in the Closing Merger Consideration. All amounts received by the Operating Company pursuant to this Section 2.5 on behalf of the Option Holders shall be promptly paid to the Option Holders, net of the applicable withholding amount pursuant to Section 2.4, as if such amounts had been included in the Closing Merger Consideration.

Section 2.6 No Further Rights of Transfers. At and after the Effective Time, (a) each Stockholder shall cease to have any rights as an equityholder of the Company, except as otherwise required by applicable law and except for the right of each Stockholder to deliver a duly executed and completed Letter of Transmittal in exchange for payment of the portion of the Merger Consideration such Stockholder is entitled to pursuant to this Agreement in the manner and at the times set forth herein and (b) no transfer of Shares shall be made on the transfer books of the Surviving Corporation. Immediately after the Effective Time, the stock ledger of the Company shall be closed.

Section 2.7 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, any Shares that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and are entitled to appraisal for such Shares in accordance with the DGCL shall not be converted into or represent the right to receive the applicable portion of the Merger Consideration. Such Stockholders instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of the DGCL, solely to the extent such Stockholders have perfected and not withdrawn and are otherwise entitled to appraisal in accordance with the DGCL. If any such Stockholder is not entitled to appraisal of such Stockholder’s Shares in accordance with the DGCL or otherwise withdraws such Stockholder’s demand for appraisal, such Stockholder shall be entitled to receive, without any interest thereon, the applicable portion of the Merger Consideration in the manner provided in this Article II. Any Shares for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, are referred to herein as “Dissenting Shares”. The Company shall give Parent (x) prompt notice of any demands for appraisal pursuant to the DGCL received by the Company and withdrawals of such demands, and (y) the opportunity to participate in, but not direct, all negotiations and proceedings with respect to any such demands for appraisal. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Section 2.8 Closing; Closing Deliverables.

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of signature pages by email or fax at 9:00 a.m. Eastern Time (x) on the second Business Day after the satisfaction or waiver of the conditions set forth in Section 2.9 (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (y) on such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”). The Closing shall be deemed effective for all purposes as of 12:01 a.m. Eastern Time on the Closing Date.

(b) At the Closing, the Company shall deliver or cause to be delivered to Parent a certificate signed by an authorized officer of the Company dated as of the Closing Date, to the effect that the conditions set forth in Section 2.9(b)(i) and Section 2.9(b)(ii) have been satisfied.

(c) At the Closing, Parent shall deliver to the Company a certificate signed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 2.9(c)(i) and Section 2.9(c)(ii) have been satisfied.

(d) At the Closing, the Company shall deliver to Parent a certificate, dated as of the Closing Date, satisfying each of the requirements of Treasury Regulations Section 1.897-2(h). Parent’s only remedy for the Company’s failure to provide such certificate will be to withhold from the payments to be made under this Agreement any required withholding Tax under Section 1445 of the Code, and the Company’s failure to provide such certificate will not be deemed to be a failure of the condition set forth in this Section 2.8 to have been met.

(e) At the Closing, the Company shall deliver to Parent (i) customary payoff letters and lien release documentation evidencing the satisfaction and repayment of all amounts owed under any item of Indebtedness for Borrowed Money, (ii) resignations, effective as of the Effective Time, of each director and officer of the Company and the Company Subsidiaries who are designated in writing by Parent at least five Business Days prior to the Closing Date, and (iii) a copy of the resolutions duly adopted by the Company’s board of directors authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and an agreement by each member of the board of directors to waive any dissenters’ rights with respect to the Shares over which he/she exercises control.

Section 2.9 Conditions to Closing.

(a) Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(i) Injunctions; Illegality. There shall not be any applicable law in effect that makes the consummation of the Merger illegal or any final and non-appealable order in effect preventing the consummation of the Merger; and

(ii) Antitrust Laws; Similar Laws. Any waiting periods, filings or approvals under the Antitrust Laws or regulations identified on Schedule 2.9(a)(ii) shall have expired, been terminated, been made or been obtained, as applicable.

(b) Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

(i) Performance. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company, on or prior to the Closing Date;

(ii) Representations and Warranties. The representations and warranties of the Company contained in Article III shall be true and correct (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Material Adverse Effect” or “material” or similar formulations; provided that such materiality read-out shall not apply to the representations and warranties contained in Section 3.6(a), the first sentence of Section 3.10(a), or the defined term “Material Contracts”) as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct as of such specified date), except to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect;

(iii) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event and no circumstance shall exist which has had or is having a Material Adverse Effect.

(iv) Closing Deliveries. The Company shall have delivered the items required to be delivered by the Company pursuant to and in accordance with Section 2.8.

(c) Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

(i) Performance. Parent and Merger Sub shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent or Merger Sub, as the case may be, on or prior to the Closing Date;

(ii) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all material respects at and as of such specified date); and

(iii) Closing Deliveries. Parent and Merger Sub shall each have delivered the items required to be delivered by it pursuant to and in accordance with Section 2.8.

(d) Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Section 2.9 to be satisfied if such failure was caused by such Party’s breach of this Agreement, including as a result of the failure to use its reasonable best efforts to cause the Closing to occur as required by Section 5.1(b) and Section 5.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Schedules delivered in connection with this Agreement, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Due Organization, Good Standing and Corporate Power. The Company and each Company Subsidiary is duly organized, validly existing and, if applicable, in good standing (or equivalent) under the laws of its jurisdiction of organization and each has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (or equivalent) in each jurisdiction where the conduct of the business of the Company or such Company Subsidiary, as the case may be, requires such license or qualification, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or equivalent) would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Company subsidiary is in default under or in violation of any provision of its certification of incorporation or bylaws (or equivalent organizational documents), each as amended to date. The Company has provided to Parent true and complete copies of the currently effective certificate of incorporation and bylaws (or equivalent organizational documents) of the Company and each Company Subsidiary, each as amended to date.

Section 3.2 Authorization; Noncontravention.

(a) The Company has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement and each other agreement or document contemplated hereby or to be executed in connection herewith (the “Ancillary Agreements”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Company have been duly authorized and approved in accordance with the certificate of incorporation and bylaws of the Company. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements by the Company (other than the Stockholder Approval and the filing of the Certificate of Merger as required by the DGCL). This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) The execution and delivery of this Agreement do not, and the consummation by the Company on the Closing Date of the transactions contemplated by this Agreement will not, (i) conflict with any provisions of the Company’s certificate of incorporation or bylaws, (ii) subject to the filings required under the Antitrust Laws and the consents, approvals, authorizations, declarations, filings and notices referred to in Sections 3.4(a), (b) and (c), materially conflict with or result in a material breach of, or material default under (including a material breach due to the failure to notify or obtain the prior consent or waiver of any Person) any Material Contract or (iii) subject to the filings required under the Antitrust Laws and the consents, approvals, authorizations, declarations, filings and notices referred to in Sections 3.4(a), (b) and (c), contravene any material domestic or foreign law or any material order currently in effect and applicable to the Company or any Company Subsidiary.

Section 3.3 Capitalization. The authorized capital stock of the Company consists of (i) 50,000 shares of preferred stock, par value $0.001 per share (the “Preferred Shares”) and (ii) 250,000 Shares. As of the date hereof, (a) no Preferred Shares are outstanding, (b) 171,438.45 Shares are outstanding and (c) Options to purchase 17,221.70 Shares have been granted pursuant to the Option Plans and the Award Agreements and are currently outstanding. The Company and each Company Subsidiary has the capitalization set forth on Schedule 3.3. All issued and outstanding shares of capital stock, membership interests or other equity interests of the Company and each Company Subsidiary, as applicable, have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of any applicable laws or preemptive rights. Except as set forth on Schedule 3.3, each of the Company Subsidiaries is wholly-owned (directly or indirectly) by the Company, and all of the equity securities of each of the Company Subsidiaries has been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of any applicable laws or preemptive rights. Except as set forth on Schedule 3.3 and in respect of the Options, neither the Company nor any Company Subsidiary is a party to any outstanding (i) option, warrant, call, put, subscription agreement, convertible security, right (conversion, preemptive or otherwise) or commitment or any other arrangements or agreements of any nature whatsoever requiring the issuance, conversion, registration, voting, sale or transfer or any equity securities of the Company or any Company Subsidiary, or any synthetic equity, including phantom stock, profits participation or stock appreciation rights or any securities convertible, directly or indirectly, into equity securities of the Company or any Company Subsidiary, or evidencing the right to subscribe for any equity securities of the Company or any Company Subsidiary, or giving any Person (other than Parent, the Company or a Company Subsidiary) any rights with respect to any equity securities of the Company or any Company Subsidiary, (ii) voting agreement, registration rights, rights of first refusal, co-sale rights, stockholders agreement or other restriction applicable to any outstanding securities of the Company or any Company Subsidiary, (iii) investor rights or similar agreements providing for any registration rights, information or inspection rights or similar rights with respect to the Company or any Company Subsidiary, and (iv) debt securities that the holders of which have, or upon the occurrence of certain event would have, any voting rights.

Section 3.4 Consents and Approvals. Except as set forth on Schedule 2.9(a)(ii), no consent of or filing with any Governmental Entity, which has not been received or made, is required with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (a) the filing of the Certificate of Merger, (b) the consents or filings set forth on Schedule 3.4 and (c) any other consents or filings which, if not made or obtained, would not materially interfere with the conduct of the business of the Company or any Company Subsidiary.

Section 3.5 Financial Statements; No Undisclosed Liabilities; Inventory; Accounts Receivable.

(a) Attached to Schedule 3.5(a) are the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries and the related audited consolidated statements of operations and comprehensive loss and consolidated statements of cash flows for the fiscal year ended March 29, 2014, (ii) the audited consolidated balance sheet (the “2015 Balance Sheet”) of the Company and the Company Subsidiaries as of March 28, 2015 and the related audited consolidated statements of operations and comprehensive loss and consolidated statements of cash flows for the fiscal year ended on such date and (iii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of May 23, 2015 and the related unaudited consolidated statements of operations and comprehensive loss and consolidated statements of cash flows for the two month period then ended (the “Balance Sheet Date”). Except as set forth on Schedule 3.5(a) or as otherwise noted therein and subject to the absence of footnotes and year-end adjustments with respect to any unaudited Financial Statements, the Financial Statements present fairly in all material respects the financial condition of the Company and the Company Subsidiaries as of the respective dates thereof and/or the operating results of the Company and the Company Subsidiaries for the periods covered thereby, in each case, in conformity with GAAP.

(b) The Company maintains a system of internal controls that management reasonably believes is sufficient to ensure that transactions are recorded as necessary to permit preparation of financial statements of the Company and the Company Subsidiaries in conformity with GAAP and to maintain asset accountability, and to provide adequate assurance that material transactions and access to assets are authorized only with management’s authorization.

(c) Except as set forth on the Schedules, the Company and the Company Subsidiaries do not have any liabilities, except for (i) liabilities disclosed in, reflected on or reserved against, in the Financial Statements or the notes thereto and (ii) liabilities incurred in the ordinary course of business since the Balance Sheet Date or which are included as current liabilities in Working Capital.

(d) Except as set forth on Schedule 3.5(d), all inventory of the Company and the Company Subsidiaries consists of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice and fit for the purpose for which they were procured or manufactured, except for appropriate and adequate allowances for obsolete, damaged, excess, defective or slow moving items.

(e) The accounts receivable reflected on the 2015 Balance Sheet derive from bona fide sales transactions entered into in the ordinary course of business and are payable on the terms and conditions set forth in the applicable contract or purchase order to which they relate, subject to appropriate reserves for doubtful accounts.

Section 3.6 Absence of Certain Changes. Except as set forth on Schedule 3.6, or in connection with the transactions contemplated hereby, during the period from the Balance Sheet Date to the date hereof, (a) there has not been a Material Adverse Effect and (b) other than in the ordinary course of business, neither the Company nor any Company Subsidiary has:

(i) sold, leased, assigned, transferred or otherwise disposed of any tangible material assets or properties (other than the sale of inventory in the ordinary course of business and the sale or disposal of obsolete equipment);

(ii) made or granted any bonus or any salary or compensation increase to any director or officer of the Company or any Company Subsidiary, or any employee of the Company or any Company Subsidiary whose annual cash compensation exceeds $100,000, in each case except for (1) Transaction Bonuses, (2) annual or performance bonuses awarded in the ordinary course of business consistent with past practice and (3) salary or compensation increases not exceeding 5% of such employee’s annual cash compensation;

(iii) entered into any employment contract providing for a base salary in excess of $200,000 per year;

(iv) amended, (other than as required by applicable law) terminated or adopted any Employee Benefit Plan or Non U.S. Employee Benefit Plan;

(v) made any change in any material method of accounting or accounting policies;

(vi) made or changed any election relating to Taxes;

(vii) amended or terminated (prior to its expiration) any Material Contract (other than extension or renewal of any Lease in the ordinary course of business);

(viii) abandoned, failed to protect, permitted to lapse, assigned, sold, licensed, transferred, or otherwise disposed of any material Intellectual Property owned by the Company or any Company Subsidiary;

(ix) mortgaged, pledged or subjected to any material lien, any material portion of its assets, except Permitted Liens;

(x) issued, sold or transferred any of its equity securities, options or other rights to acquire its equity securities;

(xi) made any material capital investment in, or any material loan to, any other Person (other than a Company Subsidiary);

(xii) made any material capital expenditures or commitments therefor, except in the ordinary course of business in the same manner as heretofore conducted and in accordance with the Company’s capital expenditure budget;

(xiii) incurred or committed to any material borrowings or Indebtedness (other than under existing credit facilities);

(xiv) suffered a material incident of damage, destruction or loss of any of its assets, whether or not covered by insurance;

(xv) made any material changes to cash management practices;

(xvi) engaged in any promotional sales or discounts other than in the ordinary course of business;

(xvii) amended any of its certificates or articles of incorporation or formation, bylaws or limited liability company agreement (or equivalent organizational documents) or taken any action with respect to any such amendment, or any reorganization, liquidation or dissolution;

(xviii) declared, set aside, or paid any dividend or made any distribution with respect to its equity securities (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its equity securities, except for (i) dividends or distributions made by the Company’s Subsidiaries to their respective parents and (ii) repurchases of equity interests from current or former employees, consultants, directors or managers of the Company or the Company Subsidiaries;

(xix) incurred any material liability or obligation outside of the ordinary course of business consistent with past practice;

(xx) made any material loan to, or entered into any other material transaction with, any of its directors or executive officers outside the ordinary course of business in the same manner as heretofore conducted;

(xxi) instituted or settled any material Action; or

(xxii) authorized or approved any of the foregoing.

Section 3.7 Compliance with Laws. Except as set forth on Schedule 3.7, the operations of the Company and the Company Subsidiaries are, and since the Acquisition Date, have been in compliance in all material respects with all applicable laws and, as of the date hereof, no written notices have been received by the Company or any Company Subsidiary at any time since the Acquisition Date from any Governmental Entity alleging a violation of any such laws. Notwithstanding the foregoing, neither the Company nor any of the Company Subsidiaries nor any of their respective agents have since the Acquisition Date violated the Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) or the U.K. Bribery Act. To this end, the Company and each of the Company Subsidiaries states affirmatively that since the Acquisition Date they have not in connection with their business or operations of their business, directly or indirectly (e.g., through agents) corruptly offered, paid, or promised to pay, or authorized the payment of, any money or other thing of value to any third-person, including without limitation any “foreign official” as defined within the Foreign Corrupt Practices Act, for the purpose of causing the third-person to act improperly, including to obtain or retain business or a business benefit for the Company or the Company Subsidiary.

Section 3.8 Permits. Each of the Company and the Company Subsidiaries holds all material permits required for the ownership and use of its assets and properties and the conduct of its business (including for the occupation and use of the Leased Real Property and Owned Real Property) as currently conducted and is in compliance with all material terms and conditions of such permits. Neither the Company nor any Company Subsidiary has received written notice that (a) it is in violation of any of the terms or conditions of any material permit or (ii) any material permit has expired or will not be renewed. There are not Actions pending to revoke or withdraw any material permit of the Company or any Company Subsidiary.

Section 3.9 Litigation. Except as set forth on Schedule 3.9, there are no, and since the Acquisition Date there have been no, Actions pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and there is no basis for any of the foregoing. Neither the Company nor any Company Subsidiary is subject to or bound by any material outstanding orders, judgments, awards or decrees (nor have any of them been subject to such an order, judgment, award or decree since the Acquisition Date).

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) sets forth a list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA and each other equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, material fringe benefit, vacation, paid time off, medical, dental, life or disability plan, program, policy or contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any Company Subsidiary or under which the Company or any Company Subsidiary has any material liability (each, but not including any Non U.S. Employee Benefit Plan, any plans or arrangements required to be maintained or contributed to by law or any “multiemployer plan” (as defined in Section 3(37) of ERISA), an “Employee Benefit Plan”). With respect to each Employee Benefit Plan, the Company has made available to Parent copies of, as applicable, (i) the current plan document and all amendments made thereto, (ii) the most recent summary plan description provided to participants and all material modifications thereto, (iii) the most recent determination or opinion letter received from the Internal Revenue Service

(the “IRS”), (iv) the Form 5500 annual report and all applicable schedules and financial statements filed for the three (3) most recent plan years, and (v) the nondiscrimination testing results for the three (3) most recent years. Except as set forth on Schedule 3.10(a): (v) each Employee Benefit Plan has been administered, funded and operated in all material respects in compliance with applicable law and in accordance with its terms; (w) no Action is pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims), (x) all material premiums, contributions, or other payments required to have been made by law or under the terms of any Employee Benefit Plan or any contract or agreement relating thereto as of the Closing Date have been made; (y) all material reports, returns and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly and timely filed or distributed, and (z) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor reportable event (within the meaning of Section 4043 of ERISA) for which an exemption does not exist and that would result in a material liability to the Company or any Company Subsidiary has occurred. The Company and the Company Subsidiaries have complied and are in compliance in all material respects with the requirements of Section 4980B of the Code, the Health Insurance Portability and Accountability Act of 1996 and the Patient Protection and Affordable Care Act of 2010.

(b) Each compensation or benefit plan or arrangement that is maintained or contributed to by the Company or any Company Subsidiary for the benefit of employees or workers, or former employees or former workers, located primarily outside the U.S., in respect of which the Company or any Company Subsidiary has any material liability, other than plans or arrangements required to be maintained or contributed to by law, is referred to herein as a “Non U.S. Employee Benefit Plan.” Schedule 3.10(b) sets forth a list of each Non U.S. Employee Benefit Plan. With respect to each Non U.S. Employee Benefit Plan, the Company has made available to Parent copies of, as applicable: (i) the current plan document and all amendments made thereto, (ii) the most recent employee booklets, brochures and other communications provided to employees or workers, or former employees or former workers, and all material modifications thereto, and (iii) the current funding or custody document. Except as set forth on Schedule 3.10(b): (A) each Non U.S. Employee Benefit Plan has been administered, funded and operated in all material respects in compliance with applicable law and in accordance with its terms; (B) no Action is pending or, to the Knowledge of the Company, threatened with respect to any Non U.S. Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied claims); (C) the Company or the applicable Company Subsidiary has timely made all material contributions required by law to be made by such Person to the applicable benefit and compensation plans or arrangements for non-U.S. workers required to be maintained or contributed to by laws applicable to such non-U.S. workers; (D) no Non U.S. Employee Benefit Plan contains or has ever contained a “defined benefit provision” as such term is defined in subsection 147.1(1) of the ITA; and (E) none of the Non U.S. Employee Benefit Plans is a “multi-employer pension plan” as such term is defined in subsection 1(1) of the Pension Benefits Act (Ontario) or an equivalent plan under pension standards legislation of another applicable Canadian jurisdiction or a “multi-employer plan” as such term is defined in subsection 8500(1) of the Income Tax Regulations (Canada) (“Multi-Employer Plan”), and no current or former employee of the Company or any Company Subsidiary is or has at any time been a trustee of a Multi-Employer Plan.

(c) Except as set forth on Schedule 3.10(b), the consummation of the transactions contemplated by this Agreement will not increase the amount of or result in the acceleration of time of payment, funding or vesting of compensation or benefits under any Employee Benefit Plan or Non U.S. Employee Benefit Plan.

(d) No Employee Benefit Plan is, nor does the Company nor any Company Subsidiary have any liability on account of being considered a single employer under Section 414 of the Code with any Person other than the Company or any Company Subsidiary under: (i) a plan that is subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiple employer plan” (as described in Section 413(c) of the Code), or (iii) a multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any Company Subsidiary has any liability under Section 4980B of the Code solely as a result of being considered a single employer under Section 414 of the Code with any Person other than the Company or any Company Subsidiary. Except as set forth on Schedule 3.10(d), neither the Company nor any Company Subsidiary is obligated, either under an Employee Benefit Plan or otherwise, to provide post-retirement medical or life insurance benefits to any former employee of the Company or any Company Subsidiary (other than as required by Section 4980B of the Code or any similar state law). Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor, and no such determination letter or opinion letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter that would reasonably be expected to adversely affect its qualification.

(e) The consummation of the transactions contemplated by this Agreement, other than by reason of actions taken by Parent following the Closing, will not give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code (calculated without regard to any payments made under agreements entered into by, or at the direction of, Parent or any of its Affiliates). Each contract, arrangement, or plan of the Company or any Company Subsidiary that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all respects. Neither the Company nor any of the Company Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

Section 3.11 Labor Matters. Except as set forth in Schedule 3.11, neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement and there are no union certifications or accreditations relating to employees thereof and none of the Company and the Company Subsidiaries is currently negotiating a collective bargaining agreement. There are no strikes, work stoppages, slowdowns, instances of picketing or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. To the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of the Company or any Company Subsidiary.

Section 3.12 Tax Matters. Except as set forth on Schedule 3.12:

(a) Tax Returns. Each of the Company and the Company Subsidiaries has timely filed or caused to be timely filed all income and other material Tax Returns that are required to be filed by, or with respect to, it (taking into account any applicable extension of time within which to file). No extension of time in which to file any such Tax Return is in effect. All such Tax Returns are correct complete and were prepared in compliance with all applicable laws and regulations.

(b) Payment of Taxes. All Taxes of the Company and the Company Subsidiaries that are due and payable have been paid, whether or not such Taxes are shown on a Tax Return or any assessments or reassessments. The accrual for Taxes in the determination of Working Capital would be adequate to pay all Tax liabilities of each of the Company or any Company Subsidiary with respect to the Pre-Closing Tax Period, provided, for this purpose, any Tax liabilities included in the definition of Indebtedness or Transaction Expenses shall be excluded.

(c) Other Tax Matters.

(i) Neither the Company nor any Company Subsidiary is currently the subject of an audit, administrative or judicial Tax proceedings, or other examination relating to the assessment, reassessment, payment of Taxes by it the Tax authorities and neither the Company nor any Company Subsidiary has received, any written notices from any taxing authority that such an audit or examination is contemplated or pending for any amount of Tax that has not been fully paid or settled.

(ii) Neither the Company nor any Company Subsidiary (A) has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or the Company Subsidiaries, in each case, that has not expired or (B) is presently contesting any Tax applicable to it before any Governmental Entity.

(iii) All Taxes that each of the Company and the Company Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any third party have been duly withheld or collected and have been paid over to the proper authorities to the extent due and payable. Each of the Company and the Company Subsidiaries has charged, collected and remitted on a timely basis all Taxes as required under applicable law on any sale, supply or delivery whatsoever, made by it.

(iv) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or a Company Subsidiary).

(v) Neither the Company nor any Company Subsidiary (A) has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax law), or as a transferee or successor or (B) is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code.

(vi) None of the Company or the Company Subsidiaries is a party to or bound by any Tax allocation or Tax sharing agreement (other than agreements entered into in the ordinary course of business the primary focus of which is not Taxes) with any Person other than the Company and the Company Subsidiaries, and none has any current or potential contractual obligation to indemnify any other Person with respect to Taxes under any Tax allocation or Tax sharing agreement (other than agreements entered into in the ordinary course of business the primary focus of which is not Taxes).

(vii) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code Section 481(c) (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date; (B) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date; (C) deferred intercompany gain or any excess loss account described in Treasury Regulation under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law); (D) installment sale made prior to the Closing Date; (E) prepaid amount received or deferred revenue accrued on or prior to the Closing Date; (F) election under Code Section 108(i) (or any corresponding or similar provision of state, local or foreign law); or (G) use of an improper method of accounting for a taxable period on or prior to the Closing Date.

(viii) Neither the Company nor any Company Subsidiary has (A) participated in any listed transaction within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of any Tax Law), or (B) taken any reporting position on a Tax Return, which reporting position (1) if not sustained would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of any Tax Law), and (2) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or any similar provision of any Tax Law).

(ix) Since the Acquisition Date, neither the Company nor any Company Subsidiary has received a written claim from a Tax authority in a jurisdiction it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(x) Since the Acquisition Date, none of the Company or the Company Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(xi) The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

(xii) There are no limitations on the utilization of the net operating losses, tax credit carryovers or other tax attributes of the Company or any Company Subsidiary under Section 382 through Section 384 of the Code (or any corresponding or similar provisions of applicable law) or the separate return limitation year rules under the consolidated return provisions of the Treasury Regulations (or any corresponding or similar provisions of applicable law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

(xiii) There are no transactions or events that have resulted, and no circumstances existing, which could result in the application to any Company Subsidiary resident in Canada (for purposes of the ITA) of sections 80, 80.01, 80.02, 80.03, 80.04 of the ITA or any analogous provision of any comparable law of any province or territory of Canada.

(xiv) No Company Subsidiary resident in Canada (for purposes of the ITA) has incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the ITA) with it, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the ITA, be included in its income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the Closing Date under paragraph 78(1)(a) of the ITA or any analogous provision of any comparable law of any province or territory of Canada.

(xv) No Company Subsidiary resident in Canada (for purposes of the ITA) has acquired property from a Person not dealing at arm’s length (for purposes of the ITA) with it in circumstances that would result in it becoming liable to pay Taxes of such Person under subsection 160(1) of the ITA or any analogous provision of any comparable law of any province or territory of Canada.

(xvi) None of the Shares is “taxable Canadian property” within the meaning of the ITA, other than taxable Canadian property that is “excluded property” as defined in section 116(6) of the ITA. None of the Shares derives, and none of them has at any time within the past 60 months derived, more than 50% of its fair market value directly or indirectly from or from any combination of (A) real or immovable property situated in Canada, (B) Canadian resource properties (as defined in the ITA), (C) timber resource properties (as defined in the ITA), and (D) options in respect of, or interest in, or for civil law, a right in, property described in any of the immediately preceding clauses (A) to (C), whether or not the property exists.

(xvii) Neither the Company nor any Company Subsidiary has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty or convention), or otherwise been subject to taxation in any country other than the country of its formation.

(xviii) The Company and the Company Subsidiaries are, and have been since the Acquisition Date, in material compliance with transfer pricing rules under Code Section 482, section 247 of the ITA and any other transfer pricing law of a country in which the Company or any Company Subsidiary is subject to taxation.

(xix) No “controlled foreign corporation” (as defined in Code Section 957) of the Company or any Company Subsidiary has any investment in “United States property” (as defined in Code Section 956(c) and Code Section 956(d)) as of the Closing Date.

(xx) Since the Acquisition Date, neither the Company nor any Company Subsidiary has made any entity classification elections as provided in Treasury Regulation Section 301.7701-3.

(xxi) Since the Acquisition Date, neither the Company nor any Company Subsidiary has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.

(xxii) There are no Liens for Taxes (other than for Taxes not yet due and payable) upon the assets of the Company or any Company Subsidiary.

(d) Exclusivity. The representations and warranties in this Section 3.12 are the sole and exclusive representations and with respect to Taxes in respect of the Company and the Company Subsidiaries.

Section 3.13 Proprietary Rights.

(a) The Company and the Company Subsidiaries own, or have a right to use pursuant to a written license agreement, all of the material Proprietary Rights used in the conduct of the business of the Company and the Company Subsidiaries as currently conducted (the “Company Proprietary Rights”), free and clear of all liens (other than Permitted Liens). As of the Closing Date, all liens granted by the Company or any Company Subsidiary against any Proprietary Rights set forth on Schedule 3.13(b) have been released, and appropriate release documentation has been filed with the applicable Governmental Entity.

(b) Schedule 3.13(b) sets forth a complete list of the following Proprietary Rights that are owned by the Company or any of the Company Subsidiaries: (i) issued patents and pending patent applications, including provisional patent applications; (ii) registrations and applications for registration of any copyrights; (iii) registrations and applications for registration of any Trademarks; and (iv) Internet domain names, in each case of (i) through (iv), including title, mark or design, owner, date of application, registration numbers and jurisdiction, as applicable, for each such Proprietary Right. Except as set forth on Schedule 3.13(b), all Company Proprietary Rights owned by the Company or the Company Subsidiaries that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees), and, to the Knowledge of the Company, are in good standing.

(c) Except as set forth on Schedule 3.13(c), since the Acquisition Date: (i) no written claim contesting the validity, enforceability, registerability, patentability, use or ownership of any Company Proprietary Rights has been received by the Company or any Company Subsidiary and, to the Knowledge of the Company, none has been threatened; (ii) neither the Company nor any Company Subsidiary has infringed, misappropriated, diluted or otherwise violated any Proprietary Rights of any third party; and (iii) neither the Company nor any Company Subsidiary has since the Acquisition Date received any written notice of any infringement, misappropriation, dilution or other violation of any Proprietary Rights of any third party. To the Knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating the Company Proprietary Rights.

(d) There have been no successful unauthorized material intrusions or material breaches of the security of the Information Systems. The Company and the Company Subsidiaries comply in all respects with all relevant laws and their own policies with respect to the privacy of all users and customers and any of their personally identifiable information, and no claims have been asserted or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by any Person alleging a violation of any of the foregoing. For the avoidance of doubt, neither the Company nor any Company Subsidiary has received any written notice threatening a claim alleging that Company or any Company Subsidiary has violated any of the foregoing.

Section 3.14 Brokerage. Except as set forth on Schedule 3.14, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the consummation of the transactions contemplated by this Agreement for which the Company or any Company subsidiary would be liable based on an agreement entered into by the Company or a Company Subsidiary.

Section 3.15 Material Contracts.

(a) Except as set forth on Schedule 3.15(a), neither the Company nor any Company Subsidiary is a party to, or bound by, any executory:

(i) collective bargaining agreement;

(ii) employment contract providing for (A) an annual salary in excess of $250,000 or (B) severance payments or any written obligation to provide payment in lieu of notice of termination in excess of $150,000;

(iii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan, other than as described on Schedule 3.10(a);

(iv) contract relating to Indebtedness for Borrowed Money;

(v) license or royalty contract with respect to any Proprietary Rights to which the Company or any Company Subsidiary is a party as licensee or licensor (other than contracts relating to unmodified, commercially available off-the-shelf software, or licenses granted to customers in the ordinary course of business);

(vi) trade allowance, trade in, billback, rebate, discount or similar program of or for the Company or any Company Subsidiary for the benefit of or with any customer or supplier of the Company or any Company Subsidiary other than in the ordinary course of business;

(vii) contract containing an outstanding power of attorney with respect to the Company or any Company Subsidiary;

(viii) contract for the shipping or distribution of the goods of the Company or any Company Subsidiary that resulted in payments by the Company or any Company Subsidiary in excess of $150,000 for fiscal year 2015;

(ix) contract with a Governmental Entity;

(x) joint venture, partnership or other agreement (however named) involving a sharing of profits, losses, costs or liabilities or obligations by the Company or any Company Subsidiary with any other Person;

(xi) contract which prohibits the Company or any of the Company Subsidiaries from freely engaging in any line of business anywhere in the world, competing with any Person, soliciting customers or suppliers of any other Person, or selling or purchasing any product, in each case if such prohibition is material to the Company and the Company Subsidiaries;

(xii) contract (other than purchase orders) with any customer of the Company or a Company Subsidiary that resulted in revenue in excess of $2,500,000 for fiscal year 2015;

(xiii) contract the performance of which involved payments in excess of $1,000,000 during fiscal year 2015 that cannot be terminated upon notice of 90 days or less without penalty;

(xiv) lease or agreement under which it is lessee of, or holds or operates, (A) any personal property owned by any other party, for which the annual rental exceeds $250,000, or (B) any real property owned by any other party, for which the annual rental exceeds $500,000 or is used or operated as a manufacturing facility regardless of annual rental;

(xv) lease or agreement under which it is lessor of or permits any third party to hold or operate any of its personal property, for which the annual rental exceeds $250,000;

(xvi) contract relating to the purchase or sale of real property;

(xvii) agreement relating to any completed business acquisition or divestiture by the Company or any Company Subsidiary since March 29, 2014;

(xviii) guaranty of any obligation for borrowed money or other material guaranty;

(xix) any agreement or group of related agreements for capital expenditures or the acquisition of fixed assets in excess of $500,000 (other than agreements relating to business acquisitions);

(xx) agreement that provides for the indemnification by the Company or any Company Subsidiary of any Person, other than any such agreements entered into in the ordinary course of business;

(xxi) contract involving the settlement of any Action or threatened Action; or

(xxii) any amendment, supplement or modification of any of the foregoing.

(b) Except as specifically disclosed on Schedule 3.15(b), (i) each contract listed on Schedule 3.15(a) (each, a “Material Contract”) is binding on the Company or the applicable Company Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, except to the extent enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles, (ii) the Company or a Company Subsidiary, as applicable, has performed in all material respects all obligations required to be performed by it to date under the Material Contracts, (iii) neither the Company nor any Company Subsidiary has received written notice that it is in breach or default in any material respect under any Material Contract; and (iv) to the Knowledge of the Company, no other party is in breach or default in any material respect under any Material Contract. For the avoidance of doubt, “Material Contracts” shall not include any contract that will be fully performed or satisfied as of or prior to Closing.

(c) Parent has been supplied with, or has been given access to, a true and correct copy of all Material Contracts, together with all amendments thereto.

Section 3.16 Environmental Matters.

(a) Except as set forth on Schedule 3.16, (i) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws, (ii) the Company and the Company Subsidiaries have obtained and are in compliance in all material respects with all material permits required by applicable Environmental Laws for the operation or occupation of their properties, assets and business as currently conducted, (iii) neither the Company nor the Company Subsidiaries have received since the Acquisition Date any written notice (except for resolved notices) of any alleged or actual violation of or liability arising under applicable Environmental Laws or any investigation in relation thereto, (iv) there are no Actions by any Governmental Entity or any other Person pending, or to the Knowledge of the Company threatened, against the Company or any of the Company Subsidiaries that would reasonably be expected to result in a liability under applicable Environmental Laws, (v) there has been no release of any Hazardous Materials at any of their Owned Real Property, or by the Company or the Company Subsidiaries, at any of their Leased Real Property, in violation of, or as could reasonably be expected to give rise to any material liability under, Environmental Laws, and (vi) the Company has made available to Parent copies of all environmental site assessment reports and other material environmental investigations, studies or other analyses commenced or conducted by or on behalf of the Company or any of the Company Subsidiaries in relation to the current or prior business of the Company or the Company Subsidiaries or any real property presently or formerly owned, leased, or operated by the Company or the Company Subsidiaries that are in the possession or reasonable control of the Company or the Company Subsidiaries.

(b) The representations and warranties set forth in Section 3.05, Section 3.06, and this Section 3.16 are the sole and exclusive representations and warranties with respect to environmental, health or safety matters, including compliance with Environmental Laws, in respect of the Company and the Company subsidiaries.

Section 3.17 Real Property.

(a) Schedule 3.17(a) contains a list (by address) and legal description as of the date hereof of all Owned Real Property. With respect to each Owned Real Property: (i) either the Company or the applicable Company Subsidiary (as the case may be) has good and marketable indefeasible fee simple title to such Owned Real Property, free and clear of all encumbrances other than Permitted Liens, (ii) except as set forth in Schedule 3.17(a), neither the Company nor any Company Subsidiary has leased or granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, (iii) other than the rights set forth in this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or any interest therein, and (iv) the Company and Company Subsidiaries have not received written notice that the current use and occupancy of the Owned Real Property and the operation of the Company’s and Company Subsidiaries’ businesses thereon violates any applicable zoning law, easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting any Owned Real Property. Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) Schedule 3.17(b) sets forth the address of each Leased Real Property and a complete list of all leases for such Leased Real Property (the “Leases”). The Company has delivered or made available to Parent a true, correct, and complete copy of each such Lease. The Company or the applicable Company Subsidiary has a valid leasehold interest in each Leased Real Property. Except as set forth on Schedule 3.17(b), with respect to each of the Leases: (i) the Company or Company Subsidiary party thereto, as the case may be, has not subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof; (ii) such Lease is binding, enforceable and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other similar laws relating to or affecting creditors’ rights and remedies generally and by general equitable principles; (iii) such Lease is between the Company or a Company Subsidiary and an unaffiliated third party; (iv) the Company’s or Company Subsidiary’s, as the case may be, possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed; (v) neither the Company or Company Subsidiary party thereto, nor, to the Knowledge of the Company, any other party to such Lease is in breach or default under such Lease, and to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute such a material breach or default or permit termination, modification or acceleration under such Lease; (vi) there are no disputes, oral agreements or forbearance programs in effect as to such Lease; and (vii) the current use and occupancy of the Company or Company Subsidiary of the applicable Leased Real Property is permitted under the applicable Lease and the Company and Companies’ Subsidiaries have not received written notice that the operation of the Company’s and Company Subsidiaries’ businesses thereon violate any applicable zoning law, easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting any Leased Real Property.

(c) The Owned Real Property identified in Schedule 3.17(a) and the Leased Real Property identified in Schedule 3.17(b) (collectively, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and the Company Subsidiaries.

Section 3.18 Insurance. As of the date hereof, the Company and the Company Subsidiaries have in place policies of insurance in amounts and scope of coverage as set forth Schedule 3.18 and each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy. Since the Acquisition Date, neither the Company nor any Company Subsidiary has received any written notice that any such policy will be cancelled or will not be renewed. As of the date hereof, there is no claim pending under any such insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such policy. All premiums due on such insurance policies have been paid in full, and the Company and the Company Subsidiaries are otherwise in compliance with terms of such policies. Such insurance policies are in full force and effect, have not been canceled or changed, except to extend the maturity dates thereof, and the scope and coverage of such insurance policies is in amounts customary and reasonable for the business in which the Company and the Company Subsidiaries are, and have been, engaged. The Company and the Company Subsidiaries have not received any written notice or, to the Knowledge of the Company, other communication regarding any cancellation, non-renewal or threatened termination of any insurance policy.

Section 3.19 Customers and Suppliers. Schedule 3.19 sets forth a list of the ten (10) largest customers and the twenty (20) largest suppliers of the Company and the Company Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended March 28, 2015, showing the total sales by the Company and the Company Subsidiaries to each customer and the total purchases by the Company and the Company Subsidiaries from each such supplier, during such fiscal year. Since March 28, 2015, no customer or supplier listed on Schedule 3.19 has (i) terminated its relationship with the Company or any Company Subsidiary or materially reduced or changed in any significant adverse manner the material terms on which such customer or supplier conducts business with the Company or any Company Subsidiary, or (ii) notified the Company or any Company Subsidiary in writing that it intends to terminate or materially reduce its business with the Company or any Company Subsidiary or change in any significant adverse manner the material terms on which such customer or supplier conducts business with the Company or any Company Subsidiary.

Section 3.20 Product Warranty. Except as set forth on Schedule 3.20, neither the Company nor any Company Subsidiary has any liability or obligation for replacement or repair of any products sold in the past twelve (12) months or other damages in connection therewith beyond the applicable standard terms and conditions of sale and warranties provided in connection therewith. The Company has delivered to Parent true, correct and complete copies of all current standard forms of warranty used by the Company and the Company Subsidiaries.

Section 3.21 Bank Accounts; Powers of Attorney; Directors and Officers. Schedule 3.21 contains a complete and correct list of: (i) all of the Company’s and the Company Subsidiaries’ bank accounts or safe deposit boxes, identifying each such account or safe deposit box by number and financial institution, and a list of all authorized signatories on such accounts or safe deposit boxes, (ii) all outstanding powers of attorney executed on behalf of the Company or any Company Subsidiary and (iii) the names and positions of all officers, directors and managers of each of the Company and the Company Subsidiaries.

Section 3.22 Affiliate Transactions. Except as set forth on Schedule 3.22 and except for employment-related and equity-related arrangements, no officer, director or Affiliate of the Company or, to the knowledge of the Company, any individual in such officer’s or director’s immediate family is a party to any material agreement, contract, commitment or transaction with the Company or any Company Subsidiary or has any interest in any material property owned by the Company or any Company Subsidiary.

Section 3.23 Machinery, Equipment and Other Tangible Assets. The Company or one of the Company Subsidiaries owns and has good title to all material machinery, equipment and other tangible property used by the Company and the Company Subsidiaries, free and clear of all liens other than Permitted Liens. Except for ordinary wear and tear and taking into account their age and the purposes for which they are used, the material machinery, equipment and other tangible property of the Company and the Company Subsidiaries are in good working order, condition and repair in all material respects. The Company and the Company Subsidiaries collectively own, control or have valid contractual rights to use all of the material assets required to enable them, collectively, to operate their business as presently conducted.

Section 3.24 Subsidiaries. The Company Subsidiaries are set forth on the Schedule 3.24. Except as set forth on the Schedule 3.24, neither the Company nor any of the Company Subsidiaries owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other corporation, organization or entity.

Section 3.25 Other Obligations. The Company and the Company Subsidiaries do not have any outstanding obligations or liabilities for any (a) underfunded employee pension benefit plans, (b) off-balance sheet financings, (c) amounts owed under non-competition or similar agreements; (d) restructuring liabilities or (e) post-closing purchase price adjustments relating to business acquisitions prior to the Closing in excess of $100,000 in the aggregate.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Due Organization, Good Standing and Corporate Power. Each of Parent and Merger Sub is a Delaware corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (or equivalent) in each jurisdiction where the conduct of the business of Parent or Merger Sub, as the case may be, requires such license or qualification, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or equivalent) would not be reasonably likely to (a) prevent, or result in any delay in the consummation of the transactions contemplated hereby or (b) have a material adverse effect on Parent or Merger Sub. All of the issued and outstanding equity interests of Merger Sub are owned directly by Parent free and clear of any liens of any kind.

Section 4.2 Authorization; Noncontravention.

(a) Parent has the requisite corporate power and authority, and has taken all corporate action necessary to execute and deliver this Agreement and each Ancillary Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Merger Sub has the requisite corporate power and authority, and has taken all corporate action necessary to execute and deliver this Agreement and each Ancillary Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements by Parent and Merger Sub have been duly authorized and approved in accordance with the certificate of incorporation and bylaws of the Parent and Merger Sub. No other corporate action on the part of either of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement or the Ancillary Agreements by Parent or Merger Sub. This Agreement has been, and the Ancillary Agreements will be, duly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles.

(b) The execution and delivery of this Agreement do not, and the consummation by Parent and Merger Sub on the Closing Date of the transactions contemplated by this Agreement will not, (i) conflict with any provisions of the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) conflict with, result in a breach of or default under any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets is bound or subject or (iii) subject to the filings required under the Antitrust Laws, contravene any domestic or foreign law or any order currently in effect, which, in the case of clauses (ii) and (iii) above, would be reasonably likely to have, individually or in the aggregate, a material adverse effect on Parent or Merger Sub or their ability to consummate the transactions contemplated by this Agreement.

Section 4.3 Consents and Approvals. Except as set forth on Schedule 2.9(a)(ii), no consent of or filing with any Governmental Entity, which has not been received or made, is required with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger or any other consents or filings which, if not made or obtained, would be reasonably likely to (a) prevent, or result in any delay in the consummation of the transactions contemplated hereby or (b) have a material adverse effect on Parent or Merger Sub. All of the issued and outstanding equity interests of Merger Sub are owned directly by Parent free and clear of any liens of any kind.

Section 4.4 Broker’s or Finder’s Fee. No agent, broker or other Person acting for or on behalf or at the behest of Parent or Merger Sub or any Affiliate thereof is, or will be, entitled to any fee or commission (including any broker’s or finder’s fees) in connection with this Agreement or any of the transactions contemplated hereby from any of the other Parties or from the Company or any Affiliate of the other Parties.

Section 4.5 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations, and has not incurred liabilities or obligations of any nature, other than in connection with such transactions.

Section 4.6 Funds. Parent understands and acknowledges that the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s or Merger Sub’s consummation of any financing arrangement, Parent’s or Merger Sub’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub. As of the Closing, Parent and Merger Sub will have, sufficient unrestricted cash on hand or other available funds (which may include borrowings under existing credit facilities) for Parent to complete the transactions contemplated by this Agreement and pay the aggregate Merger Consideration and all fees and expenses required to be paid by Parent in connection with the transactions contemplated hereby, including the aggregate amount of Indebtedness for Borrowed Money and Transaction Expenses.

Section 4.7 Solvency. Parent and Merger Sub are not entering the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. After giving effect to the transactions contemplated hereby, Parent and the Surviving Corporation and its Subsidiaries will be Solvent.

Section 4.8 Litigation. There is no Action before any Governmental Entity pending or, to the Knowledge of Parent or Merger Sub, threatened, against or affecting Parent or Merger Sub, or any of their respective properties or rights with respect to, or that could otherwise affect, the transactions contemplated hereby.

Section 4.9 Contact with Customers and Suppliers. None of Parent, Merger Sub or any of their Representatives or Affiliates has, without the prior written consent of the Company, directly or indirectly contacted any officer, director, employee, shareholder, supplier, distributor, customer or other material business relation of the Company or any Company Subsidiary prior to the date hereof for the purposes of discussing the Company or any Company Subsidiary in connection with or in any way related to the transactions contemplated hereby.

Section 4.10 Investment Intent.

(a) Parent is acquiring the Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling such Shares, in each case, in violation of the federal securities laws or any applicable foreign or state securities law.

(b) Parent qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c) Parent understands that the acquisition of the Shares to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Parent and its Representatives have experience as investors in equity interests and other securities of companies such as the ones being transferred pursuant to this Agreement, and Parent can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Parent is capable of evaluating the merits and risks of its investment in such Shares to be acquired by it pursuant to the transactions contemplated hereby.

(d) Parent understands that the Shares to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Parent acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities laws or pursuant to an applicable exemption therefrom. Parent acknowledges that there is no public market for the Shares and that there can be no assurance that a public market will develop.

Section 4.11 Plant Closings and Mass Layoffs. Neither Parent nor Merger Sub currently plans or contemplates any plant closings, reduction in force or terminations of employees of the Company or any Company Subsidiary that would give rise to notice or payment in lieu of notice obligations under the WARN Act or any foreign law.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.1 Interim Covenants.

(a) From the date hereof until the earlier of (x) the date this Agreement is terminated pursuant to Article VIII and (y) the Closing Date, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as otherwise expressly required or permitted by this Agreement, the Company and the Company Subsidiaries shall operate their respective businesses in the ordinary course of business and in compliance in all material respects with all applicable laws and neither the Company nor any Company Subsidiary shall:

(i) issue, sell, deliver, award or grant any equity securities, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any equity securities, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any equity securities or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any equity securities, other than pursuant to the Option Plan;

(ii) (A) split, combine, subdivide or reclassify any shares of its capital stock or other equity securities, (B) redeem or repurchase any capital stock or other equity securities or any outstanding options, warrants or rights of any kind to acquire any equity securities, or any outstanding securities that are convertible into or exchangeable for any of its capital stock or other equity securities, other than pursuant to the terms and conditions of the Option Plan, any Award Agreement; or (C) declare, set aside or pay any dividend or make any distribution with respect to its equity securities (whether in cash or in kind) other than in the ordinary course of business consistent with past practice;

(iii) adopt any amendments to its certificate of incorporation or other governing documents;

(iv) other than any borrowings by the Company or the Company Subsidiaries under their credit facility in accordance with the terms thereof, and except as otherwise permitted by the terms of thereof, (A) incur or guarantee any additional Indebtedness for Borrowed Money or (B) make any loans or advances to any other Person, other than advances to employees in the ordinary course of business;

(v) other than inventory, property, plant and equipment spending, and other assets acquired in the ordinary course of business, acquire properties or assets, including stock or other equity interests of another Person, with a value in excess of $2,000,000, whether through merger, consolidation, share exchange, business combination or otherwise;

(vi) convey, transfer, sell, lease or license any of its properties or assets, other than in the ordinary course of business;

(vii) except as may be required by law, adopt, terminate or amend any Employee Benefit Plan or Non U.S. Employee Benefit Plan;

(viii) make or change any material election relating to Taxes or settle or compromise any Tax liability (other than the payment of Taxes or collection of refunds in the ordinary course of business), adopt or change any Tax accounting method, amend any Tax Return, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or fail to pay any Tax that is due and payable;

(ix) “make any “investment”, as such term is defined in subsection 212.3(10) of the ITA, in any corporation that is, or will be prior to the Closing, a “foreign affiliate” of any Company Subsidiary resident in Canada (for purposes of the ITA);

(x) adopt a plan of complete or partial liquidation or dissolution;

(xi) hire any new employee (other than hires of employees with annual base salary or wages of less than $100,000 in the ordinary course of business) or increase the compensation (including bonuses and other benefits) payable on or after the date hereof to any director, executive officer or employee except for increases in the ordinary course of business to employees earning less than $100,000 in base compensation per year, or provided for in any contracts or plans in effect on the date hereof;

(xii) terminate any existing employee, other than non-officer employees in the ordinary course of business;

(xiii) make any commitments for capital expenditures that shall not be satisfied prior to the Closing Date, other than (i) commitments contemplated by the capital expenditure budget of the Company and the Company Subsidiaries set forth on Schedule 5.1(a)(xiii), (ii) expenditures for routine or emergency maintenance and repair or (iii) other expenditures in an amount that does not exceed $500,000 in the aggregate;

(xiv) fail to maintain in effect the insurance policies in effect as of the date hereof, or insurance policies with comparable coverage;

(xv) change accounting methods, except as required by changes in GAAP or law, or as recommended by its independent accountants;

(xvi) engage in any promotional sales or discount or other activity with customers outside the ordinary course of business that has or would reasonably be expected to have the effect of accelerating to pre-Closing periods sales that would otherwise be expected to occur in post-Closing periods;

(xvii) conduct its cash management customs and practices or incur intercompany charges other than in the ordinary course of business in the same manner as heretofore conducted;

(xviii) amend or terminate (prior to its expiration) any Material Contract (other than extension or renewal of any Lease in the ordinary course of business);

(xix) abandon, fail to protect, permit to lapse, assign, sell, license, transfer or otherwise dispose of any material Intellectual Property owned by the Company or any Company Subsidiary;

(xx) incur any material liability or obligation outside of the ordinary course of business consistent with past practice;

(xxi) make any material loan to, or enter into any other material transaction with, any of its directors or executive officers outside the ordinary course of business, other than with respect to Transaction Bonuses;

(xxii) institute or settle any Action, except for any settlement where the only liability or obligation of the Company or a Company Subsidiary is the payment of an amount less than $25,000; or

(xxiii) authorize or approve any of the foregoing;

provided that, notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (A) give Parent, directly or indirectly, the right to control or direct in any manner the operations of the Company or the Company Subsidiaries prior to the Closing; or (B) prohibit or restrict the Company’s or any Company Subsidiary’s ability to make withdrawals, borrow funds or make payments or pre-payments under any agreement related to Indebtedness (including any revolving line of credit or similar facility provided for thereunder).

(b) Reasonable Best Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.9.

(c) Exclusivity. From the date hereof until the earlier of (x) the date this Agreement is terminated pursuant to Article VIII and (y) the Closing Date, the Company shall not, directly or indirectly, take, or permit any Person acting on its behalf to take, any action to encourage, initiate, solicit or otherwise engage in negotiations or discussions concerning, or enter into any agreement regarding the terms of, any sale of all or substantially all, of the securities or assets of the Company and/or the Company Subsidiaries (except for dispositions of inventory and assets in the ordinary course of business), whether such transaction takes the form of a sale of stock, merger, reorganization, recapitalization, sale of assets or otherwise or any other transaction which would impair or impede the consummation of the transactions contemplated hereby (each such transaction being referred to herein as a “Proposed Acquisition Transaction”), with any Person other than Parent, its Affiliates and their Representatives. The Company shall terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Proposed Acquisition Transaction and request in writing that all nonpublic information be returned or destroyed. The Company shall promptly notify Parent (orally and in writing) if any offer is made with respect to any Proposed Acquisition Transaction.

(d) Access to Information. From the date hereof until the earlier of (x) the date this Agreement is terminated pursuant to Article VIII and (y) the Closing Date, the Company shall grant to Parent and its authorized Representatives reasonable access, during normal business hours and upon reasonable notice, to senior management, the properties and the books and records of the Company and the Company Subsidiaries to the extent relating to the transition of the Company’s and the Company Subsidiaries’ business to Parent; provided that (i) such access does not unreasonably interfere with the normal operations of the Company or any Company Subsidiary, (ii) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for access shall be directed to Michael G. Evans or Michael J. Christopher or such other Person designated by the Company in writing, and (iv) nothing herein shall require the Company or any Company Subsidiary to provide access to, or to disclose any information to, Parent or any other Person if such access or disclosure (v) could cause or result in competitive harm to the Company or any Company Subsidiary if the transactions contemplated by this Agreement are not consummated, (w) would be in violation of applicable laws or regulations of any Governmental Entity (including the HSR Act and other Antitrust Laws), (x) would be a violation or constitute a breach of any provision of any contract to which the Company or any Company Subsidiary is a party (y) could jeopardize any attorney/client privilege or (z) involves any sampling or analysis of soil, groundwater, air, building materials or other environmental media including of the sort generally referred to as a Phase II investigation relating to any Owned Real Property or Leased Real Property; provided, in each case, that the Company or the Company Subsidiaries shall use commercially reasonable efforts to provide Parent with the maximum amount of information requested including by providing information subject to the attorney-client privilege under a joint defense privilege or seeking a waiver of any applicable confidentiality restrictions.

(e) Communications. Prior to the Closing, without the prior written consent of the Company, (i) Parent shall not (and shall not permit any of its Affiliates or its or their respective Representatives to) contact any supplier, customer, distributor, contractor or employee of the Company or any Company Subsidiary in connection with the transactions contemplated hereby or engage in any discussions with any supplier, customer, distributor, contractor or employee of the Company or any Company Subsidiary in respect of the transactions contemplated hereby and (ii) no announcement or communication shall be made to any supplier, customer, distributor, contractor or employee of the Company or any Company Subsidiary.

(f) Termination of Agreements. Prior to the Closing, the Company shall terminate or cause to be terminated, in each case without liability following the Closing, the contracts, transactions or arrangements set forth on Schedule 5.1(f).

(g) Consents and Approvals. The Company will use commercially reasonable efforts to give applicable notices to the third parties set forth on Schedule 3.2, if any, and thereafter will use commercially reasonable efforts (which shall not include the payment of any consent or other fee) to obtain the applicable consents from such third parties with respect to the transactions contemplated hereby.

(h) Notification. During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, Parent or the Company, as applicable, shall disclose to the other Party in writing if Parent or the Company, as applicable, is or becomes aware of any fact, circumstance or condition which would be reasonably likely to cause the conditions to closing set forth in Section 2.9 to be incapable of being satisfied.

Section 5.2 Confidentiality. Information obtained by Parent, Merger Sub and their respective Representatives in connection with the transactions contemplated by this Agreement shall be subject to the provisions of the Confidentiality Agreement by and between the Company and Parent, dated March 18, 2015 (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter and the Confidentiality Agreement shall not be modified, waived or amended without the written consent of the Company. Upon the Closing, the Confidentiality Agreement shall automatically terminate.

Section 5.3 Antitrust Laws.

(a) Each of Parent and the Company shall (or shall cause their Affiliates to): (i) as promptly as practicable, but in no event later than five Business Days from the date hereof, take all actions necessary to file or cause to be filed any filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including the Notification and Report Forms required pursuant to the HSR Act and a pre-merger notification pursuant to subsection 114(1) of the Competition Act (and Parent shall file with its notification a letter submission to the Commissioner of Competition requesting an advance ruling certificate pursuant to subsection 102(1) of the Competition Act or, in lieu thereof, written confirmation that the Commissioner of Competition does not intend, at that time, to apply to the Competition Tribunal pursuant to section 92 of the Competition Act), both with respect to the transactions contemplated hereby; (ii) use commercially reasonable efforts to take all actions necessary to obtain the required consents from Antitrust Authorities; and (iii) at the earliest practicable date comply with any formal or informal written request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority. Each of Parent and the Company will (A) promptly notify the other Parties of any written communication made to or received by either Parent and/or the Company, as the case may be, from any Antitrust Authority regarding any of the transactions contemplated hereby, (B) subject to applicable law, permit the other Parties to review in advance any proposed written communication to any such Antitrust Authority and incorporate the other Parties’ reasonable comments thereto, (C) not agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Antitrust Authority, gives the other Parties the opportunity to attend, and furnish the other Parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Antitrust Authority or its respective staff on the other hand, in each case with respect to this Agreement and the transactions contemplated hereby. Notwithstanding any requirement in this Section 5.3, to the extent that a Party (the “Supplying Party”) is required to provide any document or information to the other Party (the “Receiving Party”) that contains information that the Supplying Party, acting reasonably, deems to be competitively-sensitive, in lieu of supplying such document or information the Supplying Party may provide a redacted version to the Receiving Party removing the competitively sensitive information provided that the Receiving Party also provides a complete, non-redacted version to the Receiving Party’s external legal counsel on an “external counsel only basis” and the Receiving Party does not request and will not receive the redacted information from its legal counsel.

(b) Notwithstanding the foregoing, nothing in this Agreement, including without limitation, this Section 5.3, shall require, or be construed to require, Parent to: (i) sell, divest, or otherwise convey any assets, categories, portions or parts of assets or businesses of the Company or its Subsidiaries or Parent or its Affiliates; (ii) license, hold separate or enter into similar arrangements with respect to any assets of the Company, or its Subsidiaries or Parent or its Affiliates; or (iii) alter, modify, terminate or cancel any existing relationships, contracts, rights, obligations, policies or practices of the Company or its Subsidiaries or Parent or its Affiliates, as a condition to obtaining any and all expirations of waiting periods under any Antitrust Laws or consents from any Governmental Entity or otherwise.

Section 5.4 Employee Benefits. During the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, Parent shall cause employees of the Company and the Company Subsidiaries who are employed at the Closing (the “Company Employees”) to be provided with compensation that is substantially similar in the aggregate to the compensation provided to such employees immediately prior to the Closing (including with respect to opportunities for bonus, incentive and commission, but not equity-based compensation) and with employee benefits (other than any defined benefit pension benefits and equity-based benefits) that are substantially similar in the aggregate to the Employee Benefit Plans and Non U.S. Employee Benefit Plans and other compensation and benefit plans, programs or arrangements in which the Company Employees participate immediately prior to the Closing. Parent further agrees that, from and after the Closing Date, Parent shall cause the Company Employees to be granted credit for all service with the Company and the Company Subsidiaries (including any predecessors of the Company and the Company Subsidiaries) earned prior to the Closing Date for all purposes under any benefit or compensation plan, program, policy, agreement or arrangement that is sponsored by or may be established or maintained by Parent, the Surviving Corporation, its Subsidiaries or any of their Affiliates on or after the Closing Date (other than any defined benefit pension benefits and equity-based benefits and other than where such granting of credit would result in a duplication of benefits) (the “New Plans”). In addition, Parent hereby agrees that Parent shall use commercially reasonable efforts to (a) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Company Employee (or covered dependent thereof) under any Employee Benefit Plan or Non U.S. Employee Benefit Plan, as the

case may be, as of the Closing Date and (b) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Company Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing contained herein, express or implied, is intended to confer upon any employee of the Company or any Company Subsidiary any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan, Employee Benefit Plan or Non U.S. Employee Benefit Plan. Notwithstanding anything to the contrary contained herein, after the Closing, Parent, the Surviving Corporation and their Subsidiaries shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9. With respect to any Company Employee whose terms and conditions of employment are subject to a works council, labor or collective bargaining agreement, Parent shall, and shall cause the Surviving Corporation and the Company Subsidiaries to, honor the terms of all such works council, labor or collective bargaining agreements by which the Surviving Corporation or the Company Subsidiaries are bound in accordance with the terms thereof.

Section 5.5 Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance.

(a) Parent acknowledges that (i) each person that at any time prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of the Company or any Company Subsidiary or who, at the request of the Company or any Company Subsidiary, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the governing documents of the Company and each Company Subsidiary in effect as of the date hereof (“D&O Provisions”), (ii) such D&O Provisions are rights of contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or the Company’s or any Company Subsidiary’s, as the case may be, obligations, with respect to claims arising from facts or events that occurred on or before the Closing. Parent agrees to satisfy any obligations of the Company or the Company Subsidiaries to the Indemnified Persons under the D&O Provisions to the extent the Company or Company Subsidiary, as applicable, fails to fulfill any such obligation.

(b) In the event Parent, the Company, the Company Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case proper provision shall be made so that the successors and assigns of Parent or the Company or Company Subsidiary, as the case may be, shall assume the obligations set forth in this Section 5.5.

(c) The Indemnified Persons are express and intended third-party beneficiaries of the provisions of this Section 5.5 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement.

Section 5.6 Press Release. Except to the extent required by applicable law and in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation or as may be agreed in writing among the Parties, the Parties shall keep the terms of this Agreement confidential (it being understood that the Parties may disclose such terms to their respective Representatives under the Confidentiality Agreement to the extent necessary in connection with consummating the transactions contemplated hereby so long as such persons agree to keep the terms of this Agreement confidential).

Section 5.7 Expenses; Transfer Taxes.

(a) Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, (i) all filing fees under the Antitrust Laws shall be borne fifty percent (50%) by Parent, on the one hand, and fifty percent (50%) by the Equityholders, on the other hand, and (ii) the premium for the Rep & Warranty Policy shall be borne fifty percent (50%) by Parent, on the one hand, and fifty percent (50%) by the Equityholders, on the other hand, provided that the Equityholders’ obligation with respect to the premium shall be capped at $2,000,000.

(b) All stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest, but, for the avoidance of doubt, excluding any Tax assessed or imposed on gains or income) incurred in connection with this Agreement or any other transaction contemplated hereby (collectively, the “Transfer Taxes”) shall be borne fifty percent (50%) by Parent or the Surviving Corporation, on the one hand, and fifty percent (50%) by the Equityholders, on the other hand, and Parent shall cause the Surviving Corporation to, at its own expense, properly file on a timely basis all necessary Returns and other documentation with respect to, any of the Transfer Taxes.

Section 5.8 Preservation of Records. For a period of seven years after the Closing Date or such other longer period as required by applicable law, the Surviving Corporation shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Surviving Corporation and each of its Subsidiaries (including (a) any documents relating to any governmental or non-governmental Actions or investigations and (b) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Surviving Corporation and each of its Subsidiaries) relating to the conduct of the business and operations of the Surviving Corporation and the Company Subsidiaries prior to the Closing Date. Notwithstanding the foregoing, if Parent desires to dispose of any books or records of the Surviving Corporation or any of its Subsidiaries prior to the seventh anniversary of the Closing Date, Parent shall, prior to any such disposition, notify the Stockholders’ Representative and provide the Stockholders’ Representative a reasonable opportunity, at the Stockholders’ Representative’s expense, to make copies or remove such books and records.

Section 5.9 Tax Matters.

(a) Parent will not take any action with respect to the Company or the Company Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111. None of Parent, Merger Sub, the Company or any of their Affiliates shall make any election under Sections 336(e) or 338 of the Code with respect to the transactions contemplated by this Agreement. The rights and obligations of Parent under this Agreement shall (a) before the Merger be rights and obligations of Parent and Merger Sub and (b) after the Merger be rights and obligations of Parent and the Surviving Corporation. Parent agrees that any amounts to be paid pursuant to this Agreement that are treated as compensation for income Tax purposes may be paid to the Company or a Company Subsidiary (at such time upon which such payment is due), which in turn, shall pay the applicable recipient such amounts through the Company’s or any Company Subsidiary’s payroll, less applicable withholding Taxes, and will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such withholding was made. Parent, the Company, each Company Subsidiary and the Stockholders’ Representative shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns, including remitting of withholding Taxes, and any audit, litigation or other proceeding with respect to Taxes attributable to any Pre-Closing Tax Period. Parent shall be permitted reasonable access, during normal business hours and upon reasonable prior notice, to the auditors, accountants, and personnel, Tax books and records and any other Tax-related documents or information reasonably requested of the Company, each Company Subsidiary and the Stockholders’ Representative (including the information, data and work papers used to prepare Tax Returns with respect to any Pre-Closing Tax Period).

(b) Prior to Closing, the Company shall seek a vote of the Stockholders (to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code and in a form reasonably acceptable to Parent) as to whether any “disqualified individual” (as defined in Section 280G of the Code) who, in the absence of Stockholder approval would receive payments in connection with the transactions contemplated by this Agreement that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, has a right to receive such payments. Prior to such vote, the Company shall use commercially reasonable efforts to obtain waivers from such individuals, in a form reasonably acceptable to Parent, such that unless such payments are approved by the Stockholders to the extent and in the manner required under Sections 280G(b)(5)(A)(ii) and 280G(b)(5)(B) of the Code, no such payments shall be made. For the avoidance of doubt, the Merger shall not be conditioned on the Company receiving Stockholder approval for any such payments.

Section 5.10 Financing.

(a) Prior to the Closing, the Company agrees to reasonably cooperate, to cause the Company Subsidiaries to reasonably cooperate, and to request that appropriate senior employees reasonably cooperate, in each case, with Parent (at Parent’s sole expense) in connection with Parent obtaining any debt financing in connection with the transactions contemplated hereby, including: (i) assisting with the preparation of materials for rating agency presentations, lender presentations, bank information memoranda and similar documents required in connection with such debt financing; and (ii) furnishing Parent and its financing sources with such financial information regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent.

(b) Notwithstanding anything to the contrary contained herein, nothing in this Section 5.10 shall require any such cooperation or assistance to the extent that it could (i) require the Company to waive or amend any terms of this Agreement or agree to pay any commitment or other fees or reimburse any expenses prior to the Closing Date, or incur any liability or give any indemnities to any third party or otherwise commit to take any similar action, in each case that is not contingent upon the Closing or, in the case of normal costs, for which it is not reimbursed or indemnified by Parent, (ii) unreasonably interfere with the ongoing business or operations of the Company and the Company Subsidiaries, (iii) require the Company, any Company Subsidiary or any of their Affiliates to commit to take any action that is not contingent upon the Closing, (iv) require the Company, the Company Subsidiaries or any of their Affiliates to take any action that would (A) subject any director, manager, officer or employee of the Company or any of its Affiliates to any actual or potential personal liability, (B) conflict with, violate or result in any breach of or default under any organizational documents of the Company or of any of its Affiliates, any contract or any law, (C) require providing access to or disclose information that the Company determines would jeopardize any attorney-client privilege of, or conflict with any confidentiality requirements applicable to, the Company or any of its Affiliates or (D) require any such entity to change any fiscal period, (v) require any director or manager of the Company or any Company Subsidiary to pass resolutions or covenants to approve the debt financing or authorize the creation of any agreements, documents or actions in connection therewith, (vi) cause or result in any representation or warranty in Article III of this Agreement to be inaccurate or breached, (vii) cause or result in any closing condition set forth in Section 2.9 to fail to be satisfied or (viii) otherwise cause the breach of this Agreement or any contract.

(c) Parent shall (i) promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket fees, costs and expenses (including, to the extent incurred at the request or consent of Parent, reasonable legal fees) incurred by the Company and the Company Subsidiaries in connection with the cooperation or assistance contemplated by this Section 5.10 and (ii) indemnify and hold harmless the Company, the Company Subsidiaries and their respective Affiliates and their respective Representatives from and against any and all losses suffered or incurred by them in connection with the arrangement of any financing, any action taken by them at the request of Parent pursuant to this Section 5.10.

(d) Without limiting the foregoing, neither the Company nor any of the Company Subsidiaries shall be required, under the provisions of this Section 5.10 or otherwise in connection with any of Parent’s financing (A) to pay any commitment or other similar fee prior to the Closing that is not advanced or substantially simultaneously reimbursed by Parent or (B) to incur any expense unless such expense is reimbursed by Parent on the earlier of the Closing and the termination of this Agreement in accordance with Article VIII.

Section 5.11 Rep & Warranty Policy. Prior to the Closing, the Company agrees to reasonably cooperate, to cause the Company Subsidiaries to reasonably cooperate, and to request that appropriate senior employees reasonably cooperate, in each case, with Parent (at Parent’s sole expense) in connection with Parent obtaining representations and warranties insurance coverage with respect to this Agreement (the “Rep & Warranty Policy”), provided that the Company and the Company Subsidiaries shall not be obligated to pay any premium, commitment or similar fee with respect to the Rep & Warranty Policy or incur any expense related thereto (except to the extent such amounts are included as Transaction Expenses).

Section 5.12 Termination of Deferred Compensation Plan. Prior to the Closing, the Company shall take all actions necessary and appropriate (including, without limitation, consents if necessary) to terminate the Waddington North America, Inc. Deferred Compensation Plan, as well as the rabbi trust implemented in connection with such plan (collectively, the “DC Plan”), effective immediately prior to the Effective Time. As of the Effective Time, the DC Plan shall no longer have any force or effect and the Company and the Company Subsidiaries shall remain solely liable for the benefits accrued thereunder, as Parent shall not assume any liability or obligation thereunder.

ARTICLE VI

REPRESENTATION AND WARRANTY NO SURVIVAL

Section 6.1 No Survival. None of the representations, warranties, covenants and agreements of the Parties in this Agreement or in any document or instrument delivered by any Party pursuant to this Agreement shall survive the Effective Time, and following the Effective Time, no Party shall be entitled to any recovery in respect thereof or make any claim whatsoever for any inaccuracy or breach of any such representation, warranty or covenant; provided that this Section 6.1 shall not limit (a) any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time or (b) any claim or recovery available to Parent under the Rep & Warranty Policy. Notwithstanding anything to the contrary contained in this Agreement, however, the provisions of this Section 6.1 will not prevent or limit in any way a cause of action on account of actual fraud.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) by mutual written consent of the Company, the Stockholders’ Representative and Parent;

(b) by either Parent, on the one hand, or the Company and the Stockholders’ Representative, on the other hand, if:

(i) any applicable law is in effect making the consummation of the transactions contemplated hereby illegal or any final and non-appealable order is in effect preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such order or other action; or

(ii) the Effective Time shall not have occurred on or prior to October 1, 2015 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party that is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement;

(c) at any time before the Closing, by the Company and the Stockholders’ Representative, if Parent or Merger Sub breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions contemplated hereby set forth in Section 2.9(a) or Section 2.9(c) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Parent by the Company, cannot be cured or has not been cured by the earlier of the End Date and ten Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company and the Stockholders’ Representative, if the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(d) at any time before the Closing, by Parent, if the Company breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Parent’s obligations to consummate the transactions contemplated hereby set forth in Section 2.9(a) or Section 2.9(b) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company and the Stockholders’ Representative by Parent, cannot be cured or has not been cured by the earlier of the End Date and ten Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent if Parent is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(e) by the Company and the Stockholders’ Representative, if: (i) all of the conditions to Closing set forth in Section 2.9(a) and Section 2.9(b) were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), and (ii) the Company and the Stockholders’ Representative have notified Parent that the Company and the Stockholders’ Representative are ready, willing and able to consummate the transactions contemplated by this Agreement; or

(f) by the Company and the Stockholders’ Representative, if the conditions to Closing set forth in Section 2.9(a)(ii) have not been satisfied prior to the End Date; provided, however, that Parent shall have an additional forty-five (45) days following the End Date to satisfy the conditions set forth in Section 2.9(a)(ii) and to consummate the Closing.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Merger Sub, the Company or the Stockholders’ Representative, except that Section 5.2, Section 5.6, Section 5.7, Article VIII and this Section 7.2 shall survive any termination of this Agreement; provided, however, (a) no such termination shall relieve any Party from any liability arising out of or incurred as a result of its breach in any material respect of the terms of this Agreement prior to such termination and (b) in the event this Agreement is terminated by the Company or the Stockholders’ Representative pursuant to Section 7.1(c), Section 7.1(e) or Section 7.1(f), Parent shall be liable for payment of the Termination Fee as provided in Section 7.3 and the reimbursement of attorneys’ fees and expenses incurred in connection with the enforcement of such obligation.

Section 7.3 Termination Fee.

(a) If this Agreement is terminated by the Company and the Stockholders’ Representative pursuant to Section 7.1(c), Section 7.1(e) or Section 7.1(f), then Parent will pay the Company an aggregate amount equal to $54,000,000 (the “Termination Fee”). Parent shall pay, by wire transfer of cash in immediately available same day funds to an account designated by the Company, the Termination Fee within three Business Days after receipt of written notice from the Company of such termination. The Termination Fee is non-refundable and shall not be credited against any other payment.

(b) Without limiting the Company’s rights under Section 8.10, the Company’s right to receive the Termination Fee and reimbursement of attorneys’ fees and expenses incurred in connection with any enforcement of the payment of such Termination Fee from Parent pursuant to this Section 7.3 shall be the sole and exclusive remedy of the Company against Parent for any and all damages suffered by the Company or in connection with any breach of this Agreement pursuant to which the Company terminates this Agreement under Section 7.1(c), Section 7.1(e) or Section 7.1(f). Each of the Parties acknowledges and agrees that (x) the agreements contained in this Article VII are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Company would not enter into this Agreement and (y) the payment by Parent of the Termination Fee is not a penalty.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Extension; Waiver. Subject to the express limitations herein, at any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, or (b) waive compliance with any of the agreements or conditions or any inaccuracies or breaches in the representations and warranties contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any inaccuracy or breach of any representation, warranty, covenant or agreement contained herein, and no single or partial exercise of any such right shall preclude other or further exercise thereof or of any other right.

Section 8.2 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email (in the case of email, with copies by overnight courier service or registered mail) to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (a) immediately when sent by email between 9:00 a.m. and 6:00 p.m. Eastern Time on any Business Day (and when sent outside of such hours, at 9:00 a.m. Eastern Time on the next Business Day), and (b) when delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(i) if, prior to the Closing, to the Company, at:

Waddington Group, Inc. 50 East River Center Blvd Suite 650 Covington, Kentucky 41011-1656
Attention:	Michael G. Evans
Michael J. Christopher
Email:	mike.evans@thewaddingtongroup.com
mike.christopher@thewaddingtongroup.com

with copies (which shall not constitute notice) to:

Olympus Partners Metro Center One Station Place Stamford, Connecticut 06902
Attention:	Manu Bettegowda
Michael Horgan
Email:	mbettegowda@OlympusPartners.com
mhorgan@OlympusPartners.com

and

Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654
Attention:	John Schoenfeld, P.C.
Benjamin P. Clinger, P.C.
Bradley Reed
Email:	john.schoenfeld@kirkland.com
benjamin.clinger@kirkland.com
bradley.reed@kirkland.com

(ii) if to the Stockholders’ Representative, to:

Olympus Partners Metro Center One Station Place Stamford, Connecticut 06902
Attention:	Manu Bettegowda
Michael Horgan
Email:	mbettegowda@OlympusPartners.com
mhorgan@OlympusPartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654
Attention:	John Schoenfeld, P.C.
Benjamin P. Clinger, P.C.
Bradley Reed
Email:	john.schoenfeld@kirkland.com
benjamin.clinger@kirkland.com
bradley.reed@kirkland.com

(iii) if to any of Parent, Merger Sub, or, after the Closing, the Surviving Company, at:

Jarden Corporation 1800 N. Military Trail, Suite 210 Boca Raton, Florida 33431
Attention:	John Capps (Executive Vice President, General Counsel and Secretary)
Email:	jcapps@jarden.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP 77 West Wacker Drive Suite 3100 Chicago, Illinois 60601
Attention:	Gary R. Silverman
Email:	silvermang@gtlaw.com

or to such other Person or address as any Party shall specify by notice in writing in accordance with this Section 8.2 to each of the other Parties.

Section 8.3 Entire Agreement. This Agreement, together with the Exhibits and Annexes hereto, the Ancillary Agreements and the Schedules, contains the entire understanding of the Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. The representations and warranties made by the Company in Article III are the exclusive representations and warranties made by the Company and the Company hereby disclaims any other express or implied representations or warranties.

Section 8.4 Non-Recourse; Release.

(a) All claims, obligations, liabilities or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made, subject to Section 6.1, only against (and such representations and warranties are those solely of) the Persons that are expressly identified as Parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach of this Agreement and the transactions contemplated hereby, and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, except to the extent otherwise set forth in the Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

(b) Without limiting the foregoing and subject to the last sentence hereof, effective as of the Closing Date, each of Parent and the Surviving Corporation (each a “Releasor”), on behalf of itself and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, hereby releases, acquits and forever discharges, to the fullest extent permitted by law, each of the Equityholders, the Stockholders’ Representative, and each of their respective past, present and future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Releasee”) of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever arising prior to or from and after the Closing Date. Subject to the last sentence hereof, each Releasor agrees not to, and agrees to cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns, not to, assert any claim against the Releasees. Notwithstanding the foregoing, (x) this Section 8.4(b) does not apply to and shall not constitute a release of any rights or obligations of the Releasee under this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby, (y) Parent shall retain, and its successors and assigns, retain, and do not release, their rights with respect to actual (and not constructive) fraud by the Company in respect of the representations and warranties set forth in Article III and (z) nothing herein is intended or shall be construed to affect the Company or any Company Subsidiary’s rights in respect of any employee thereof.

Section 8.5 Binding Effect; Third Party Beneficiaries; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and, with respect to the provisions of Section 5.5, Section 8.4 and Section 8.6 shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof. Except for the foregoing or as otherwise expressly provided herein, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of each of the other Parties; provided, however, that (a) the Stockholders’ Representative may assign its rights and obligations under this Agreement to any of its Affiliates without prior written consent and (b) Parent may assign its rights under this Agreement (other than its obligation to pay the Termination Fee which shall not be assignable) to any of its Affiliates, for collateral security purposes to any lender providing secured financing to Parent or, after the Closing, to any subsequent purchaser of the Company or the Company Subsidiaries (however structured) or any business thereof (provided, however, that any such assignment shall not relieve Parent of any liability in connection with this Agreement). Any attempted assignment in violation of this Section 8.5 will be void.

Section 8.6 Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by all Parties.

Section 8.7 Counterparts. This Agreement may be executed and delivered via fax or email in several counterparts.

Section 8.8 Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF, EXCEPT THAT THE DGCL SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE MERGER. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY,

ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES HERETO CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 8.9 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. Upon such a determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 8.10 Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any order sought by the Company, and/or the Stockholders’ Representative to cause Parent and/or Merger Sub to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10 and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. Notwithstanding the foregoing, except in the case of fraud, the Parties agree that the Company’s right to receive the Termination Fee from Parent pursuant to Section 7.3 shall be the sole and exclusive remedy of the Company against Parent for any and all damages suffered by the Company in connection with any breach of this Agreement pursuant to which the Company terminates this Agreement under Section 7.1(c), Section 7.1(e) or Section 7.1(f).

Section 8.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 8.13 Schedules. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. Headings and subheadings have been inserted in the Schedules for convenience of reference only and shall have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the ordinary course of business, and no Party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in any Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not required to be disclosed (including, whether such amounts or items are or are not material), or may constitute an event or condition which could be considered to have a Material Adverse Effect. No matter or item disclosed on a Schedule admitting or indicating a possible breach or violation of any contract, law or order shall be construed as an admission or indication that an actual breach or violation exists, has actually occurred or will occur. The Parties do not assume any responsibility to any Person that is not a Party to this Agreement for the accuracy of any information set forth in the Schedules. Subject to applicable law, the information on the Schedules is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the Parties or their Affiliates. Moreover, in disclosing the information in the Schedules, each Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 8.14 Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

Section 8.15 Stockholders’ Representative.

(a) Pursuant to the Stockholders Approval dated on or about the date hereof, the Letters of Transmittal and Option Cancelation Agreements, as applicable, the Equityholders have constituted, appointed and empowered effective from and after the date of such consent, Olympus Growth Fund V, L.P. as the Stockholders’ Representative, for the benefit of the Equityholders and the exclusive agent and attorney-in-fact to act on behalf of each Equityholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority: (i) to negotiate, execute and deliver such waivers, consents and amendments under this Agreement and the consummation of the transactions contemplated hereby as the Stockholders’ Representative, in its sole discretion, may deem necessary or desirable; (ii) as the Stockholders’ Representative, to enforce and protect the rights and interests of the Equityholders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein, and to take any and all actions which the Stockholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Equityholders including, consenting to, compromising or settling any such claims, conducting negotiations with Parent, the Surviving Corporation and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any Action or investigation; (B) investigate, defend, contest or litigate any Action or investigation initiated by Parent, the Surviving Corporation or any other Person, or by any Governmental Entity against the Stockholders’ Representative and/or any of the Equityholders, and receive process on behalf of any or all Equityholders in any such Action or investigation and compromise or settle on such terms as the Stockholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Action or investigation; (C) file any proofs of debt, claims and petitions as the Stockholders’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such Action or investigation, it being understood that the Stockholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (iii) to waive or refrain from enforcing any right of the Equityholders arising out of or under or in any manner relating to this Agreement; provided, however, that such waiver is in writing signed by the Stockholders’ Representative; (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement; (v) to engage outside counsel, accountants and other advisors and incur such other expenses on behalf of the Equityholders in connection with any matter arising under this Agreement; and (vi) to collect, hold and disburse the Purchase Price Adjustment Holdback Amount and the Expense Holdback Amount in accordance with the terms of this Agreement.

(b) The Stockholders’ Representative shall be entitled to receive reimbursement from, and be indemnified by, the Equityholders for certain expenses, charges and liabilities as provided below. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative hereunder, (i) the Stockholders’ Representative shall incur no responsibility whatsoever to any Equityholders by reason of any act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Stockholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any act or omission of the Stockholders’ Representative pursuant to such advice shall in no event subject the Stockholders’ Representative to liability to any Equityholders. Each Equityholder shall indemnify, severally and not jointly, based on such Equityholder’s pro rata share of Merger Consideration received by such Equityholder, the Stockholders’ Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever, arising out of or relating to any acts or omissions of the Stockholders’ Representative hereunder. The foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of the Stockholders’ Representative hereunder for its willful misconduct. The Stockholders’ Representative shall have the right to recover, at its sole discretion, from the Expense Holdback Amount, prior to any distribution to the Equityholders, any amounts to which it is entitled pursuant to the expense reimbursement and indemnification provisions of this Section 8.15(b).

(c) All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement.

(d) Parent and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Stockholders’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Equityholders. Parent’s obligation to make any payment to or for the benefit of any Equityholder under or in connection with this Agreement is to make such payment as the Stockholders’ Representative directs, as described in this Agreement, and Parent and the Surviving Corporation shall have the right to rely upon, without any liability for any errors or omissions, any instruction provided by the Stockholders’ Representative with respect to any such payments.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Equityholder and (ii) shall survive the consummation of the Merger, and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Agreement shall be effective and binding on each Equityholder notwithstanding any contrary action of or direction from such Equityholder, except for actions or omissions of the Stockholders’ Representative constituting willful misconduct.

(f) Each of the Company, Merger Sub and Parent acknowledges and agrees that the Stockholders’ Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, each of the Company, Merger Sub and Parent acknowledges and agrees that the Stockholders’ Representative shall have no liability to, and shall not be liable for any losses of, any of the Company, Merger Sub or Parent in connection with any obligations of the Stockholders’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such losses shall be proven to be the direct result of willful misconduct by the Stockholders’ Representative in connection with the performance of its obligations hereunder.

Section 8.16 Legal Representation. Parent and the Company hereby agree, on their own behalf and on behalf of the Surviving Corporation and their current and future directors, managers, equityholders, members, partners, officers, employees and Affiliates and each of their successors and assigns (all such Persons, the “Waiving Parties”), that Kirkland & Ellis LLP (“K&E”) (or any successor thereto) may represent the Stockholders’ Representative or any of the other Equityholders, or any of their respective, direct or indirect, directors, managers, members, partners, officers, employees, equityholders or Affiliates thereof, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company or any Subsidiary thereof, and each of Parent and the Company on behalf of itself and the Waiving Parties hereby consents thereto and waives any conflict of interest or any objection arising therefrom or relating thereto. Parent and the Company each acknowledge that K&E shall be required to (and it is a condition to the foregoing waiver that they do) continue to comply with their professional and ethical duties to the Company and the Company Subsidiaries (including without limitation the duties of loyalty and confidentiality) with respect to all matters in which K&E represented or represents the Company and the Company Subsidiaries other than in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to occur at or prior to the Closing, and, with respect to all files, emails and confidential or privileged information of the Company and the Company Subsidiaries related to all matters in which K&E represented or represents the Company and/or the Company Subsidiaries other than in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to occur at or prior to the Closing, K&E shall, in any such circumstance, establish protocols and procedures as necessary to protect such files, emails and confidential or privileged information of the Company and the Company Subsidiaries. Each of the parties to this Agreement hereby irrevocably acknowledges and agrees that all communications prior to the Closing between the Company and the Company Subsidiaries, on the one hand, and K&E, on the other hand, made for the purpose of the negotiation, preparation, execution, delivery of, and, during the period between signing and Closing, performance under, this Agreement (and certificates and schedules hereto), to the extent such communications were intended to be privileged and such privilege was not waived are privileged communications between the Company, the Company Subsidiaries and K&E (collectively, the “Privileged Communications”), and from and after the Closing none of the Company, the Company Subsidiaries, or any Person purporting to act on behalf of or through the Company or the Company Subsidiaries, will seek a waiver of the attorney-client privilege in order to obtain such communications; it being understood that to the extent the Company and/or the Company Subsidiaries would otherwise have been entitled to seek such communications prior to Closing (i.e., other than by claiming to be party to a privilege), the Company and the Company Subsidiaries would be entitled to seek such files in litigation; provided that it is understood that communications, status updates and advice prior to the Closing with the Company or the Company Subsidiaries regarding legal matters involving the Company or the Company Subsidiaries not made for the purpose of the negotiation, preparation, execution, delivery of, and, during the period between signing and Closing, performance under, this Agreement (and certificates and schedules hereto) shall remain the property of the Company and the Company Subsidiaries, as applicable, from and after Closing. In furtherance of Section 5.2, the Equityholders agree that (i) any files, communications and/or information relating to K&E’s representation of the Company and/or the Company Subsidiaries to the extent not made for the purpose of negotiation, preparation, execution, delivery of, and, during the period between signing and Closing, performance under, this Agreement (including all other matters in which K&E represented the Company and/or the Company Subsidiaries independent of this Agreement) shall constitute confidential information and shall remain the property of the Company and/or the Company Subsidiaries, and any privilege attaching thereto shall belong exclusively to the Company and/or its Subsidiaries, and (ii) only the Company and the Company Subsidiaries shall be permitted to allow K&E to share such confidential information with any Equityholder or other employees or agents of K&E except, in the case of any other employees or agents of K&E, to the extent they are exclusively representing the Company and/or the Company Subsidiaries and need to know such confidential information for the purposes of representing the Company and/or the Company Subsidiaries.

*        *        *         *        *

Each of Parent, Merger Sub, the Company and the Stockholders’ Representative have executed this Agreement and Plan of Merger as of the date first above written.

WADDINGTON GROUP, INC.

By:	/s/ Manu Bettegowda
Name:	Manu Bettegowda
Title:	Vice President and Assistant Secretary

JARDEN CORPORATION

By:	/s/ Ian G.H. Ashken
Name:	Ian G.H. Ashken
Title:	Vice Chairman and President

TWG MERGER SUB, INC.

By:	/s/ Ian G.H. Ashken
Name:	Ian G.H. Ashken
Title:	President

Solely in its capacity as the Stockholders’ Representative hereunder:

OLYMPUS GROWTH FUND V, L.P.

By:	OGP V, LLC
Its:	General Partner

By:	/s/ Manu Bettegowda
Name:	Manu Bettegowda
Title:	Authorized Signatory